Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HCBF HOLDING COMPANY, INC.,

FIRST AMERICA HOLDINGS CORPORATION

AND

FIRST AMERICA BANK

Dated as of October 14, 2014

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Table of Contents

(continued)

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Table of Contents

(continued)

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LIST OF EXHIBITS

Exhibit 1	Bank Plan of Merger

Exhibit 2	Form of Employment Agreement

Exhibit 3	Form of Shareholder Voting Agreement

Exhibit 4	Form of Non-Competition Agreement

Exhibit 5	Form of Claims Letter

Exhibit 6	Form of Termination and Release

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 14, 2014, by and among HCBF HOLDING COMPANY, INC., a Florida corporation (“HCBF”), FIRST AMERICA HOLDINGS CORPORATION, a Florida corporation (“FAHC”), and FIRST AMERICA BANK, a Florida chartered commercial bank and Subsidiary of FAHC (“Bank”).

PREAMBLE

WHEREAS, the respective Boards of Directors of HCBF, FAHC and Bank are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders;

WHEREAS, this Agreement provides for the acquisition of (i) FAHC by HCBF pursuant to the merger of a Florida corporation to be organized by HCBF as a wholly owned Subsidiary of HCBF (“Merger Sub”) with and into FAHC (the “Holding Company Merger”) and (ii) Bank by Harbor Community Bank (“Harbor”), a Florida chartered commercial bank Subsidiary of HCBF, pursuant to the merger of the Bank with and into Harbor (the “Bank Merger” and collectively with the Holding Company Merger, the “Mergers”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the issued and outstanding shares of FAHC Preferred Stock will convert into shares of FAHC Common Stock immediately prior to and contingent upon the occurrence of the Closing;

WHEREAS, at the effective time of the Holding Company Merger, the outstanding shares of FAHC Common Stock, including shares of FAHC Preferred Stock that have converted into FAHC Common Stock, shall be converted into the right to receive cash as described in this Agreement (the “Total Consideration” to be received by FAHC shareholders is defined in Section 10.1 of this Agreement);

WHEREAS, immediately following the Effective Time, FAHC will be liquidated with and into HCBF and, immediately thereafter, the Bank Merger will be consummated;

WHEREAS, the transactions described in this Agreement are subject to the approvals or nonobjection of the shareholders of FAHC and the Bank, the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, the Florida Office of Financial Regulation, and the satisfaction of certain other conditions described in this Agreement;

WHERAS, it is the intention of the Parties that the Holding Company Merger, for federal income tax purposes, shall qualify as a “stock purchase” under Section 338 of the Code; and

WHEREAS, certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

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NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

1.	TRANSACTIONS AND TERMS OF MERGERS

1.1          HOLDING COMPANY MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into FAHC in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA. FAHC shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FAHC and HCBF. Immediately following the Effective Time, FAHC shall be liquidated with and into HCBF pursuant to Section 332 of the Code.

1.2          BANK MERGER. Immediately subsequent to the consummation of the Holding Company Merger and the liquidation of FAHC with and into HCBF, Bank shall be merged with and into Harbor pursuant to Section 368 of the Code and in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger and Merger Agreement (“Bank Plan”), attached hereto as Exhibit 1. FAHC shall vote the shares of Bank Capital Stock in favor of the Bank Plan and the Bank Merger provided therein. HCBF shall vote the shares of Harbor Capital Stock in favor of the Bank Plan and the Bank Merger provided therein. Harbor shall be the Surviving Bank resulting from the Bank Merger.

1.3          TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the “Closing”) will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail, facsimile, or electronically as may be mutually agreed upon by the Parties.

1.4          EFFECTIVE TIME. The Holding Company Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 45 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of FAHC approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the 45-day period shall be mutually agreed upon by HCBF and FAHC.

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1.5          ARTICLES OF INCORPORATION. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed, and the Articles of Incorporation of Harbor in effect immediately prior to the effective time of the Bank Merger shall be the Articles of Incorporation of the Surviving Bank until duly amended or repealed.

1.6          BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed, and the Bylaws of Harbor in effect immediately prior to the effective time of the Bank Merger shall be the Bylaws of the Surviving Bank until duly amended or repealed.

1.7          DIRECTORS AND OFFICERS.

(a)          The directors of Merger Sub in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

(b)          The directors of Harbor in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Harbor in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

2.	MANNER OF CONVERTING SHARES

2.1          CONVERSION OF SHARES. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Holding Company Merger and without any action on the part of HCBF, Harbor, FAHC, or Bank or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)          Each share of HCBF Capital Stock and Harbor Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Mergers. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued share of common stock of the Surviving Corporation.

(b)          Each share of FAHC Capital Stock, excluding shares held by any FAHC Entity or any HCBF Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in Section 2.3, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive cash in the amount of the Per Share Consideration for each such share.

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(c)          Each share of Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.

2.2          SHARES HELD BY FAHC ENTITIES. Each of the shares of FAHC Capital Stock held by any FAHC Entity other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

2.3          DISSENTING SHAREHOLDERS. Any holder of shares of FAHC Capital Stock who perfects their dissenters’ rights in accordance with and as contemplated by Sections 607.1301-1333 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to HCBF the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FAHC fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to HCBF’s consent in its sole discretion, HCBF shall issue and deliver the consideration to which such holder of shares of FAHC Capital Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FAHC Capital Stock held by such holder.

2.4          EQUITY RIGHTS. Immediately prior to the Effective Time, contingent upon consummation of the transactions contemplated hereby, each outstanding Equity Right to acquire shares of FAHC Capital Stock or Bank Capital Stock shall be cancelled without conversion thereof and without payment of any compensation therefor.

3.	EXCHANGE OF SHARES

3.1          EXCHANGE PROCEDURES.

(a)          HCBF shall act as the exchange agent and will mail within five (5) business days after the Effective Time (which date shall be referred to as the “Transmittal Date”) to each holder of record of a certificate or certificates (the “Certificate(s)”) which represented shares of FAHC Common Stock or FAHC Preferred Stock as of the record date for the Shareholders’ Meeting (the “Record Date”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to HCBF) containing instructions for use in effecting the surrender of the Certificates. The Certificate or Certificates so delivered shall be duly endorsed as HCBF may require. Upon surrender of a Certificate for exchange and cancellation to HCBF, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article 2 and the Certificate so surrendered shall forthwith be canceled.

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(b)          In the event of a transfer of ownership of shares of FAHC Common Stock and FAHC Preferred Stock represented by Certificates that are not registered in the transfer records of FAHC, the consideration provided in Article 2 may be issued to a transferee if the Certificates representing such shares are delivered to HCBF, accompanied by all documents required to evidence such transfer and by evidence satisfactory to HCBF that any applicable stock transfer Taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as HCBF may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, HCBF shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. HCBF may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of FAHC Common Stock (other than shares to be canceled pursuant to Section 2.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to HCBF and shall promptly upon surrender thereof receive in exchange therefor the consideration provided pursuant to Article 2. HCBF shall not be obligated to deliver the consideration to which any former holder of FAHC Common Stock or FAHC Preferred Stock is entitled as a result of the Mergers until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, HCBF shall not be liable to a holder of FAHC Common Stock or FAHC Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption or approval of this Agreement by the shareholders of FAHC shall constitute ratification of the appointment of HCBF as the exchange agent.

3.2          RIGHTS OF FORMER FAHC SHAREHOLDERS. At the Closing Date, the stock transfer books of FAHC shall be closed as to holders of FAHC Capital Stock immediately prior to the Closing Date and no transfer of FAHC Capital Stock by any such holder shall thereafter be made or recognized (other than automatic conversions of FAHC Preferred Stock into shares of FAHC Common Stock pursuant to the Articles of Incorporation of FAHC). Assuming the Holding Company Merger is consummated, until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate therefor representing shares of FAHC Capital Stock (other than shares to be canceled or surrendered pursuant to Section 2.2 and Section 2.3 respectively) shall from and after the Record Date represent for all purposes only the right to receive the consideration provided in Article 2 in exchange therefor.

3.3          WITHHOLDING. HCBF will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Certificates such amounts as any HCBF Entity is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law. To the extent that such amounts are properly withheld by an HCBF Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of whom such deduction and withholding were made by HCBF.

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4.	REPRESENTATIONS AND WARRANTIES OF FAHC AND BANK

FAHC and Bank hereby jointly and severally represent and warrant to HCBF as follows:

4.1          ORGANIZATION, STANDING, AND POWER.

(a)          FAHC is a corporation duly organized, validly existing, and its status is active under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FAHC is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect. The minute books and other organizational documents and corporate records (including FAHC’s Articles of Incorporation and Bylaws) for FAHC have been made available to HCBF for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

(b)          Bank is a Florida chartered commercial bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Bank is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect. The minute books and other organizational documents and corporate records (including Bank’s Articles of Incorporation and Bylaws) for Bank have been made available to HCBF for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors (including committees) and shareholders thereof.

4.2          AUTHORITY OF FAHC AND BANK; NO BREACH BY AGREEMENT.

(a)          Each of FAHC and Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FAHC and Bank, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of each class of FAHC Capital Stock and a majority of the outstanding shares of Bank Common Stock, which are the only shareholder votes required for approval of this Agreement and consummation of the Mergers by FAHC and Bank, and subject to receipt of the requisite Consents referred to in Section 8.1(b) and Section 8.1(c). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of FAHC and Bank, enforceable against FAHC and Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization,

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receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by FAHC and Bank, nor the consummation by FAHC and Bank of the transactions contemplated hereby, nor compliance by FAHC and Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FAHC’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any FAHC Subsidiary or any resolution adopted by the board of directors or the shareholders of any FAHC Entity, (ii) except as disclosed in Section 4.2(b) of the FAHC Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FAHC Entity under, any Contract or Permit of any FAHC Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FAHC Entity or their respective Material Assets (including any HCBF Entity or any FAHC Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any HCBF Entity or any FAHC Entity being reassessed or revalued by any taxing authority).

(c)          Other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FAHC or Bank of the Mergers and the other transactions contemplated in this Agreement.

4.3          CAPITAL STOCK.

(a)          The authorized capital stock of FAHC consists of (i) 15,000,000 shares of FAHC Common Stock, of which 4,041,547 shares are issued and outstanding, and (ii) 1,000,000 shares of FAHC Preferred Stock, of which 140,233 shares are issued and outstanding. All of the issued and outstanding shares of FAHC Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of FAHC Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of FAHC.

(b)          The authorized capital stock of Bank consists of (i) 5,000,000 shares of Bank Common Stock, of which 750,000 shares are issued and outstanding, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of Bank Capital Stock are duly and validly issued and outstanding. None of the outstanding shares of Bank Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Bank.

(c)          Except as set forth in Sections 4.3(a) and 4.3(b), or as disclosed in Section 4.3 of the FAHC Disclosure Memorandum, there are no shares of FAHC Capital Stock, Bank

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Capital Stock, or other equity securities of FAHC or Bank outstanding and no outstanding Equity Rights relating to FAHC Capital Stock or Bank Capital Stock.

4.4          INVESTMENTS; SUBSIDIARIES.

(a)          FAHC and Bank have disclosed in Section 4.4(a) of the FAHC Disclosure Memorandum all of the FAHC Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the FAHC Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). FAHC or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each FAHC Subsidiary. Since inception, neither FAHC nor Bank has had any Subsidiary, other than Bank being a Subsidiary of FAHC.

(b)          No capital stock (or other equity interest) of any FAHC Subsidiary is or may become required to be issued (other than to another FAHC Entity) by reason of any Equity Rights, and there are no Contracts by which any FAHC Subsidiary is bound to issue (other than to another FAHC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FAHC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FAHC Subsidiary (other than to another FAHC Entity).

(c)          There are no Contracts relating to the rights of any FAHC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FAHC Subsidiary.

(d)          All of the shares of capital stock (or other equity interests) of each FAHC Subsidiary held by a FAHC Entity are fully paid and (except pursuant to 12 U.S.C. § 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FAHC Entity free and clear of any Lien.

(e)          Except as disclosed in Section 4.4(e) of the FAHC Disclosure Memorandum, each FAHC Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FAHC Subsidiary is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect. Each FAHC Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act of 1950, as amended, and applicable regulations thereunder, and the Deposits in which are insured by the

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Deposit Insurance Fund up to applicable limits, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(f)           The minute books, and other organizational and corporate documents for each FAHC Subsidiary have been made available to HCBF for its review, and, except as disclosed in Section 4.4(f) of the FAHC Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

4.5          FINANCIAL STATEMENTS.

(a)          Each of the FAHC Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all Material respects the consolidated financial position of FAHC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

(b)          The records, systems, controls, data and information of FAHC are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FAHC or its accountants (including all means of access thereto and therefrom).

(c)          Since the inception of FAHC, (i) no FAHC Entity nor, to the Knowledge of FAHC, any director, officer, employee, auditor, accountant or Representative of any FAHC Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FAHC or its internal accounting controls, including any complaint, allegation, assertion or claim that FAHC has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FAHC, or other Person, whether or not employed by FAHC, has reported evidence of a violation of Law or breach of fiduciary duty by FAHC or any of its officers, directors, employees or agents to the Board of Directors or senior management of FAHC or any committee thereof or to any director or officer of FAHC.

4.6          ABSENCE OF UNDISCLOSED LIABILITIES. No FAHC Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FAHC as of December 31, 2013, included in the FAHC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 4.6 of the FAHC Disclosure Memorandum, no FAHC Entity has incurred or paid any Liability since December 31, 2013, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

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4.7          ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)          Since December 31, 2013, except as disclosed in the FAHC Financial Statements delivered prior to the date of this Agreement or as disclosed in 4.7(a) of the FAHC Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect, and (ii) the FAHC Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of FAHC provided in Article 6.

(b)          Since December 31, 2013, through and including the date of this Agreement, except as set forth in Section 4.7(b) of the FAHC Disclosure Memorandum, no FAHC Entity has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable Law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to HCBF), granted any severance or termination pay, entered into any Contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any right to acquire any shares of FAHC Capital Stock other than grants to employees reflected in the FAHC Disclosure Memorandum, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any Material election for federal or state income tax purposes, (v) made any Material change in the credit policies or procedures of FAHC or Bank, the effect of which was or is to make any such policy or procedure less restrictive in any Material respect, (vi) made any Material acquisition or disposition of any Assets or properties, or any Contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any its accounting methods, principles or practices affecting its Assets, Liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.8          TAX MATTERS.

(a)          Filing of Tax Returns. Each FAHC Entity has timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns and other Material information) in respect of Taxes that it is required to file through the date hereof. All such Returns are, and the information contained therein is, complete and accurate in all Material respects. Except as specified in Section 4.8(a) of the FAHC Disclosure Memorandum, no FAHC Entity has requested any extension of time within which to file Returns (including, without limitation, information returns) in respect of any Taxes. FAHC and Bank have made available to HCBF copies of the federal, state, foreign and local income Tax returns of each FAHC Entity. Except as set forth in Section 4.8(a) of the FAHC Disclosure Memorandum, no

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FAHC Entity has derived income from or operated a trade or business in any foreign country, state or locality.

(b)          Payment of Taxes. All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP, as set forth in Section 4.8(b) of the FAHC Disclosure Memorandum, or (iii) are being contested in good faith by a FAHC Entity pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 4.8(b) of the FAHC Disclosure Memorandum. No FAHC Entity has any Material Liability for Taxes in excess of the amounts so paid or reserves so established. Each FAHC Entity has, within the time and manner prescribed by applicable Law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income a FAHC Entity receives after the Closing, or (iii) as set forth in Section 4.8(b) of the FAHC Disclosure Memorandum, no acts, events or omissions have occurred on or before the Closing Date that would result in Material Taxes for which any FAHC Entity is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

(c)          Audit History. There are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 4.8(c) of the FAHC Disclosure Memorandum, there are no pending or, to FAHC’s Knowledge or to Bank’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes. Audits of federal, state, foreign and local Returns for Taxes of any FAHC Entity by the relevant taxing authorities have been completed for each period set forth in Section 4.8(c) of the FAHC Disclosure Memorandum. Except as set forth in Section 4.8(c) of the FAHC Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to any FAHC Entity.

(d)          Tax Elections.

(i)          All Material elections with respect to Taxes affecting any FAHC Entity that are effective as of the date hereof are set forth in Section 4.8(d) of the FAHC Disclosure Memorandum.

(ii)         No FAHC Entity: (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any Asset of any FAHC Entity as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns Tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iv) owns Tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

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(e)          Asset Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of any FAHC Entity.

(f)           Tax Rulings/Binding Agreement. No FAHC Entity has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would affect the amount of Taxes after the Closing Date. No request for such ruling is outstanding.

(g)          Power of Attorney. Except as set forth in Section 4.8(g) of the FAHC Disclosure Memorandum, there is no power of attorney currently in force granted by any FAHC Entity relating to Taxes.

(h)          Prior Affiliated Groups. Section 4.8(h) of the FAHC Disclosure Memorandum lists all combined consolidated or unitary groups of which each FAHC Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign Tax purposes.

(i)           Tax-Sharing Agreements. Except as set forth in Section 4.8(i) of the FAHC Disclosure Memorandum, no FAHC Entity is a party to a Tax-sharing agreement, Tax indemnity agreement, or any similar arrangement.

(j)           Existing Partnerships and Single Member LLCs. Except as set forth in Section 4.8(j) of the FAHC Disclosure Memorandum, no FAHC Entity (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, or (iii) owns a qualified Subchapter S Subsidiary which is treated as a disregarded entity under the Code.

(k)          Parachute Payments. Except as set forth in Section 4.8(k) of the FAHC Disclosure Memorandum, no FAHC Entity has made or become obligated to make, or will, as a result of any event connected with the Holding Company Merger or any other transaction contemplated herein, make or become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(l)           Balance of Intercompany Items. Except as set forth in Section 4.8(l) of the FAHC Disclosure Memorandum, all items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. Sections 1.1502-13.

(m)         Debt or Stock of Acquiring Group. No FAHC Entity owns any debt obligation of an HCBF Entity or any HCBF Capital Stock.

(n)          Compliance with Section 6038A. Each FAHC Entity has complied with all reporting and record-keeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(o)          FIRPTA. No FAHC Entity is a “foreign person” as defined in Section 1445(f)(3) of the Code.

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(p)          Permanent Establishment. No FAHC Entity has, or has had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and any such foreign country.

(q)          Security for Tax-Exempt Obligations. None of the Assets of any FAHC Entity directly or indirectly secures any debt, the interest on which is Tax-exempt under Section 103(a) of the Code.

(r)          U.S. Real Property Holding Corporation. No FAHC Entity is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)          Tax Basis and Tax Attributes. Section 4.8(s) of the FAHC Disclosure Memorandum sets forth as of the date hereof (i) the basis of each FAHC Entity in its Assets, (ii) the current and accumulated earnings and profits of each FAHC Entity, and (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign Tax, or excess charitable contribution allocable to each FAHC Entity.

(t)           Unpaid Tax. The unpaid Taxes of each FAHC Entity do not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent FAHC Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FAHC.

(u)          Tax Ownership. Each Asset with respect to which each FAHC Entity claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such FAHC Entity.

(v)         Timing Differences. No item of income or gain reported by any FAHC Entity for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period.

(w)         Section 197 Elections. No FAHC Entity has made or is bound by any election under Section 197 of the Code.

(x)          Withholding. Each FAHC Entity has withheld and paid each Material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and Materially complied with all information reporting and backup withholding provisions of applicable Law.

(y)          Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where FAHC Entities do not file Tax Returns that the FAHC Entities are or may be subject to Tax in that jurisdiction.

(z)          Reportable Transactions. No FAHC Entity has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

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(aa)        Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

4.9          ALLOWANCE FOR POSSIBLE LOAN LOSSES. Management of FAHC has reasonably and in good faith concluded that the allowances for possible loan and lease credit losses (collectively, the “Allowance”) shown on the FAHC Financial Statements as of the date hereof and immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the FAHC Entities and other extensions of credit (including letters of credit) by the FAHC Entities as of the dates thereof, and neither FAHC nor Bank has been advised by any Regulatory Authority that the Allowance or methodology for determining such Allowance is inadequate.

4.10        ASSETS.

(a)          Except as disclosed in Section 4.10(a) of the FAHC Disclosure Memorandum or as disclosed or reserved against in the FAHC Financial Statements delivered prior to the date of this Agreement, each FAHC Entity has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of each FAHC Entity are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such FAHC Entity’s past practices.

(b)          All Assets which are Material to the business of either FAHC or Bank, held under leases or subleases by any FAHC Entity, are held under valid Contracts enforceable by a FAHC Entity and to the Knowledge of FAHC or to the Knowledge of Bank as to the counterparty to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), there are no Defaults under such Contract and no event(s) has occurred, which with the giving of notice or passage of time would cause such a Default to occur, and each such Contract is in full force and effect.

(c)          Each FAHC Entity currently maintains the insurance coverage set forth in Section 4.10(c) of the FAHC Disclosure Memorandum. None of the FAHC Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be Materially increased. There are presently no claims for amounts exceeding in any individual case $25,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any FAHC Entity under such policies.

(d)          The Assets of each FAHC Entity include all Assets required to operate the business of the FAHC Entities as presently conducted.

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(e)          Except as disclosed and described in detail in Section 4.10(e) of the FAHC Disclosure Memorandum, neither FAHC nor any FAHC Subsidiary holds any Deposits or has made any loans to any individuals or related group of individuals which (i) in the case of Deposits, individually or in the aggregate exceed $500,000 or (ii) in the case of loans, individually or in the aggregate exceed $500,000.

(f)           Section 4.10(f) of the FAHC Disclosure Memorandum contains a true and complete list and a brief description of all real property (other than properties in the OREO Portfolio) owned by any FAHC Entity (including the improvements thereon, the “Owned Real Property”) and a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by an FAHC Entity (including the improvements thereon, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). The business conducted by the FAHC Entities does not require any real property other than the Real Property.

(g)          A FAHC Entity has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, in each case free and clear of all Liens. A FAHC Entity has exclusive possession and the right of use of each of the Real Properties. The Real Property is structurally sound and in good operating condition, maintenance and repair. With respect to each Leased Real Property, (i) the entirety of such Leased Real Property is leased by Bank pursuant to the applicable leases described in Section 4.10(f) of the FAHC Disclosure Memorandum, which each such lease (x) is in full force and effect, and has not been amended or modified and (y) constitutes the entire agreement with respect to the leasing by Bank of the Leased Real Property, (ii) a copy of the lease (together with any amendments, extensions, renewals, guaranties and other agreements with respect thereto) heretofore delivered by FAHC to HCBF is a true and complete copy of the original thereof, (iii) all rent due and payable (as of the date hereof) under such lease has been paid, (iv) the Leased Real Property has been maintained in accordance with such lease, and (v) no FAHC Entity is in Default under the lease, nor is the landlord in Default under the lease.

(h)          There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any Owned Real Property or any Leased Real Property, including FAHC’s and Bank’s banking facilities and all other real estate or foreclosed properties and any improvements thereon, except as set forth in Section 4.10(h) of the FAHC Disclosure Memorandum. Each lease for the Leased Real Property that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of such lease is listed in Section 4.10(h) of the FAHC Disclosure Memorandum identifying the section of the lease that contains such prohibition or restriction.

(i)          Except as set forth in Section 4.10(i) of the FAHC Disclosure Memorandum, there are no outstanding contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

(j)           There are no parties (other than any FAHC Entities) in possession of any Real Property, other than tenants under any leases disclosed in Section 4.10(j) of the FAHC Disclosure Memorandum, who are in possession of space to which they are entitled.

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(k)          Each Real Property owned or leased by any FAHC Entities and which is used in the ordinary course of FAHC’s or Bank’s banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.

(l)           Except as set forth in the Section 4.10(l) of the FAHC Disclosure Memorandum, each Real Property owned or leased any FAHC Entity and which is used in the ordinary course of FAHC’s or Bank’s banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of Real Property.

4.11        INTELLECTUAL PROPERTY. Each FAHC Entity owns or has a license to use all of the Intellectual Property used by such FAHC Entity in the course of its business. Each FAHC Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such FAHC Entity in connection with such FAHC Entity’s business operations, and such FAHC Entity has the right to convey by sale or license any Intellectual Property so conveyed. No FAHC Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FAHC threatened, which challenge the rights of any FAHC Entity with respect to Intellectual Property used, sold or licensed by such FAHC Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of any FAHC Entity does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 4.11 of the FAHC Disclosure Memorandum, no FAHC Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the FAHC Disclosure Memorandum, every officer, director, or employee of any FAHC Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a FAHC Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of any FAHC Entity, and to the Knowledge of FAHC or to the Knowledge of Bank, no such officer, director or employee is party to any Contract with any Person other than any FAHC Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than FAHC or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than any FAHC Entity. Except as disclosed in Section 4.11 of the FAHC Disclosure Memorandum, no officer, director or, to the Knowledge of FAHC or to the Knowledge of Bank, any employee of any FAHC Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FAHC Entity.

4.12        ENVIRONMENTAL MATTERS.

(a)          To the Knowledge of FAHC or Bank, each FAHC Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, are and have been, at all times, in compliance in all Material respects with all Environmental Laws.

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(b)          To the Knowledge of FAHC or Bank, each FAHC Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used, or handled any Hazardous Material or disposed of, or arranged for the disposal of, any Hazardous Material.

(c)          There has not occurred, nor is there presently occurring, nor to the Knowledge of FAHC or Bank is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any FAHC Entity’s Operating Properties or Participation Facilities, or to the Knowledge of FAHC or Bank, any property located adjacent to, or otherwise in close physical proximity to, any respective current or former properties of any FAHC Entity, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of a FAHC Entity or any of its Participation Facilities or its Operating Properties, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

(d)          To the Knowledge of FAHC or Bank, each FAHC Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified any FAHC Entity or any of its Participation Facilities or Operating Properties that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

(e)          To the Knowledge of FAHC or Bank, there is no Litigation pending or threatened to occur, nor is there a basis for any Litigation to occur, before any court, governmental agency or authority, or any other forum, in which any FAHC Entity or any of its Operating Properties or Participation Facilities (or any FAHC Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FAHC Entity or any of its Operating Properties or Participation Facilities.

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(f)           To the Knowledge of FAHC or Bank, there are no non-compliance orders, final orders, warning letters, or notices of violation (collectively, “Notices”) pending or, to the Knowledge of FAHC or Bank, threatened, nor is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which any FAHC Entity or any of its Operating Properties or Participation Facilities (or any FAHC Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FAHC Entity or any of its Operating Properties or Participation Facilities.

(g)          To the Knowledge of FAHC or Bank, during the period of (i) any FAHC Entity’s ownership or operation of any of its respective current or former properties, (ii) any FAHC Entity’s participation in the management of any Participation Facility, or (iii) any FAHC Entity’s holding of a security interest in an Operating Property, there have been no emissions, releases, discharges, spills, or disposals, or threatened emissions, releases, discharges, spills, or disposals, of Hazardous Material at, in, on, upon, into, beneath, about, adjacent to, or affecting (or potentially affecting) such properties.

4.13        QUESTIONABLE PAYMENTS. No FAHC Entity nor any Affiliate thereof, nor to FAHC’s or Bank’s Knowledge has any FAHC Entity or any Affiliate thereof: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other Material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

4.14        ANTI-MONEY LAUNDERING LAWS. Neither FAHC nor Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any FAHC Entity: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any Material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of each FAHC Entity that qualifies as a “financial institution” has adopted, and each FAHC Entity that qualifies as a “financial institution” has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all Material respects with the U.S.

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Anti-Money Laundering Laws and has kept and filed all Material reports and other necessary Material documents as required.

4.15        OFAC. Neither FAHC nor Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. FAHC and Bank have implemented an OFAC compliance program that adequately covers in all Material respects all elements of OFAC compliance, and to the Knowledge of FAHC and to the Knowledge of Bank, no FAHC Entity is engaging nor has any FAHC Entity engaged in any dealings or transactions with, and no FAHC Entity has been otherwise associated with, such Persons or entities.

4.16        COMPLIANCE WITH LAWS.

(a)          FAHC is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Each FAHC Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect. Except as disclosed in Section 4.16(a) of the FAHC Disclosure Memorandum, none of the FAHC Entities: (i) is in Default under or in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or (iii) since inception, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any FAHC Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect, or (C) requiring any FAHC Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any FAHC Entity been advised since its inception by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.

(b)          Copies of all Material reports (excluding supervisory examination reports), correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority with respect to any FAHC Entity have been made available to HCBF.

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(c)          Except as set forth in the Section 4.16(c) of the FAHC Disclosure Memorandum, Bank is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (“CRA”) is “satisfactory.”

(d)          Bank is a member in good standing of the Federal Home Loan Bank and owns the requisite amount of stock therein.

(e)          The business and operations of FAHC and Bank have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury Laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign Laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, a FAHC Material Adverse Effect. In addition, there is no pending or, to the Knowledge of FAHC or Bank, threatened charge by Regulatory Authorities that any FAHC Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a FAHC Material Adverse Effect.

(f)           Bank’s Deposit Accounts are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”), and all premiums and assessments required to be paid in connection therewith have been paid when due.

(g)          Neither FAHC nor Bank has Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause Bank: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations as well as the provisions of all information security programs adopted by any FAHC Entity.

(h)          Except as would not reasonably be expected to have, individually or in the aggregate, a FAHC Material Adverse Effect, each FAHC Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common Law. Neither any FAHC Entity nor any director, officer or employee of any FAHC Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a FAHC Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a FAHC Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the Assets of such fiduciary account.

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4.17        LABOR RELATIONS. The relations of each FAHC Entity with their respective employees are satisfactory. No FAHC Entity is the subject of any Litigation asserting that it or any other FAHC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or seeking to compel it or any other FAHC Entity to bargain with any labor organization as to wages or conditions of employment, nor is any FAHC Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any FAHC Entity, pending or, to the Knowledge of FAHC or Bank, threatened, or to the Knowledge of FAHC or to the Knowledge of Bank is there any activity involving any FAHC Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.18        EMPLOYEE BENEFIT PLANS.

(a)          FAHC and Bank have listed in Section 4.18(a) of the FAHC Disclosure Memorandum, and, in addition thereto, have delivered or made available to HCBF prior to the execution of this Agreement copies (and will continue to make same available to HCBF after execution and prior to Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all payroll practices, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA (generally referred to as “Benefit Plans”), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by FAHC or any ERISA Affiliate (as defined below) or terminated within the last three years, for the benefit of FAHC’s or any ERISA Affiliate’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “FAHC Benefit Plans”). The FAHC Benefit Plans documents delivered or made available to HCBF by FAHC include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with a FAHC Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any FAHC Benefit Plan, all rulings, determination letters, no-action letters or advisory opinions from the Internal Revenue Service (“IRS”), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Regulatory Authority that pertain to each Benefit Plan and any open requests therefor, all corporate resolutions with respect to any FAHC Benefit Plan, all summary plan descriptions and summary of Material modifications with respect to any FAHC Benefit Plan, together with any amendments thereto, all IRS Forms 5300 and 5500 (or variations thereof) together with any schedules and any other attachment thereto filed with respect to any FAHC Benefit Plan (for each of the three most recent plan years), all certified actuarial statements (for each of the three most recent plan years) with respect to any FAHC Benefit Plan, all financial reports (audited and/or unaudited) and auditor’s reports (for each of the three most recent plan years) with respect to any FAHC Benefit Plan, all contracts with third-party administrators, actuaries, investment managers, consultants, leasing companies and other independent contractors that relate to any Benefit Plan, all agreements or Contracts entered into with any third party administrator or trustee with respect to any FAHC

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Benefit Plan, and all agreements or contracts with any investment manager, investment advisor or third party administrator with respect to any FAHC Benefit Plan. FAHC has further provided HCBF with a list of each ERISA Affiliate, pension consultant, actuary, attorney, and accountant providing professional services with respect to any FAHC Benefit Plan or the fiduciaries of any FAHC Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to any FAHC Benefit Plan. Any of the FAHC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “FAHC ERISA Plan.” Each FAHC ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Code) is referred to herein as a “FAHC Pension Plan.” No FAHC Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b)          Each FAHC ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, and no event exists that would cause the revocation of such determination letter. Each trust created under any FAHC ERISA Plan has been determined to be exempt from taxation under Section 501(a) of the Code.

(c)          FAHC, Bank, their agents, the trustees and other fiduciaries of the FAHC Benefit Plans have, at all times, complied in all respects with the applicable provisions of the FAHC Benefit Plans, the Code and ERISA, including, but not limited to, COBRA, HIPAA (as those terms are defined below) and any applicable, similar state Law, and with all agreements relating to the administration of such FAHC Benefit Plans. Each FAHC Benefit Plan has been administered and communicated to the Participants and beneficiaries in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, PBGC or any other applicable governmental agency, in connection with each FAHC Benefit Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been filed in a timely manner and no Liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the FAHC ERISA Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken. Any bonding required with respect to any FAHC Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(d)          FAHC and each ERISA Affiliate represent and warrant that:

(i)          There are no actions, suits, investigations, arbitrations, proceedings, or adverse Participant claims pending against any FAHC Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any agent or fiduciary of any FAHC Benefit Plan with respect to the operation of such plans (other than routine benefit claims). No events have occurred with respect to any Benefit Plan that could result in payment or assessment of any excise Taxes or result in any Liens under ERISA or the Code;

(ii)         Neither FAHC nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) has engaged in a transaction with respect to any FAHC Benefit Plan that would subject FAHC, Bank, their agents, the trustees or the other fiduciaries of the FAHC Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502 of ERISA;

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(iii)        Neither FAHC nor any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Title IV of ERISA;

(iv)        There have been no governmental audits of any FAHC Benefit Plan within the last six (6) years that have resulted in any penalties, fines, excise Taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing;

(v)         No FAHC Entity will issue any stock, stock options or adopt, amend or terminate any FAHC Benefit Plan subsequent to the date of this Agreement without the written consent of HCBF, and there are no pre-existing Contracts that would require issuance of stock or stock options, or require the amendment or termination of any such plan or Contract subsequent to the date of this Agreement; and

(vi)        All nonqualified deferred compensation plans (as defined in Code Section 409A) sponsored by FAHC or by any ERISA Affiliate are in compliance with such Law and other IRS requirements, and all such plans may be terminated at any time by FAHC (or by HCBF after Closing) without violation of Section 409A of the Code. With respect to each nonqualified deferred compensation plan which is (or but for an exemption could be) subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse Tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse Tax consequences, and (iii) Section 4.18(d) of the FAHC Disclosure Memorandum contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable a description of any transition relief utilized in connection with such plan.

(e)          Neither FAHC nor any ERISA Affiliate maintains, has maintained or has any Liability for retiree health and life benefits under any of the FAHC Benefit Plans.

(f)           Except as set forth in Section 4.18(f) of the FAHC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of any FAHC Entity under any FAHC Benefit Plan or otherwise, or (ii) increase any benefits otherwise payable under any FAHC Benefit Plan.

(g)          No executive officer is in violation of any Material term of any employment Contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of a third party, and to FAHC’s Knowledge, the continued employment of such executive officer does not subject any FAHC Entity to any Liability with respect to any of the foregoing matters.

(h)          The actuarial present values of all accrued FAHC ERISA Plan entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FAHC Entity and

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respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the FAHC Financial Statements to the extent required by and in accordance with GAAP.

(i)           No contribution has been made to any Benefit Plan that has or would result in a Tax under Section 4979 of the Code.

(j)           No Liability under any FAHC Pension Plan has been funded or satisfied with the purchase of a Contract from an insurance company that is not rated “A (Excellent)” or better by A.M. Best Company, Inc.

(k)          No stock or other security issued by any FAHC Entity forms or has formed a part of the Assets of any FAHC Benefit Plan.

(l)           Neither FAHC, Bank, any FAHC Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules enacted by HIPAA and codified at 42 U.S.C. §§ 1320d-1 to 1320d-3 or the HIPAA privacy rules under 45 C.F.R. Part 160 and subparts A and E of Part 164. No penalties have been imposed on FAHC, Bank, any FAHC Benefit Plan, or any employee, administrator or agent thereof, under 42 U.S.C. §§ 1320d-5 or 1320d-6 as enacted by HIPAA. Except for the continuation coverage requirements of COBRA in its ordinary course of business, FAHC and Bank have no obligations or potential Liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Benefit Plans that are employee welfare benefit plans, as defined in Section 3 of ERISA. Except for obligations under the Termination and Release Agreements (as defined below), FAHC and Bank shall be responsible for the payment of any termination or severance payments and the notification and provision of continuation coverage in accordance with the requirements of COBRA. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder. For purposes of this Agreement, “HIPAA” means provisions of the Code, ERISA, and Social Security Act as enacted by the Health Insurance Portability and Accountability Act of 1996, and any regulations thereunder.

(m)         Except as disclosed in Section 4.18(m) of the FAHC Disclosure Memorandum, there is no Contract, plan or arrangement (written or otherwise) or Benefit Plan covering any employee or former employee that, individually or collectively, will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer. There are no contracts or arrangements providing for payments that could subject any Person to Liability for Tax under Section 4999 of the Code. FAHC or Bank have not made or become obligated to make, and will not, as a result of any event connected with this Agreement or any other transaction contemplated herein, make or become obligated to make any gross-up payments under Code Sections 280G and 4999 .

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(n)          Notwithstanding anything to the contrary herein, neither this Section 4.18, nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

4.19        MATERIAL CONTRACTS. Except as disclosed in Section 4.19 of the FAHC Disclosure Memorandum or otherwise reflected in the FAHC Financial Statements, none of the FAHC Entities, nor any of their Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any FAHC Entity or the guarantee by any FAHC Entity of any such obligation (other than Contracts evidencing Deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FAHC Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among FAHC Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FAHC Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $50,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.7, 4.10, 4.11, and 4.18, the “FAHC Contracts”). With respect to each FAHC Contract and except as disclosed in Section 4.19 of the FAHC Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no FAHC Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no FAHC Entity has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FAHC or to the Knowledge of Bank, in Default in any respect or has repudiated or waived any Material provision thereunder. Except as disclosed in Section 4.19, all of the indebtedness of any FAHC Entity for money borrowed is prepayable at any time by such FAHC Entity without penalty or premium. Except as disclosed in Section 4.19 of the FAHC Disclosure Memorandum, no FAHC Entity has any obligation or Liability to any wholesale mortgage business or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 4.19 of the FAHC Disclosure Memorandum, all Contracts to which any FAHC Entity is a party may be terminated by such FAHC Entity and its successors and assigns without penalty, charge, Liability or further obligation. Except as set forth in the Section 4.19 of the FAHC Disclosure Memorandum, there are no disputes or, to the Knowledge of any FAHC Entity, any potential claims, related to or arising out of any FAHC Contracts.

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4.20        LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of FAHC or to the Knowledge of Bank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FAHC Entity or any FAHC Benefit Plan, or against any director or employee of any FAHC Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FAHC Entity. Section 4.20 of the FAHC Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any FAHC Entity is a party and which names any FAHC Entity as a defendant or cross-defendant or for which any FAHC Entity has any potential Liability.

4.21        LOAN PORTFOLIO.

(a)          Section 4.21(a) of the FAHC Disclosure Memorandum sets forth a listing, as of August 31, 2014, by account, of: (i) all loans (including loan participations) of Bank that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Bank which have been terminated by Bank during the past twelve months by reason of a Default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which Bank has given written notice of its intent to terminate during the past twelve months; (iv) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from any FAHC Entity to any of Bank’s borrowers, customers or other parties during the past twelve months wherein Bank has requested or demanded that actions be taken to correct existing Defaults or facts or circumstances which may become Defaults; (v) each borrower, customer or other party which has notified Bank during the past twelve months of, or has asserted against Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FAHC and Bank, each borrower, customer or other party which has given Bank any oral notification of, or orally asserted to or against Bank, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith, and (vii) all Assets classified by any FAHC Entity as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other Assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(b)          All loans receivable (including discounts) and accrued interest entered on the books of FAHC arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FAHC’s business, and the notes or other

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evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of FAHC and Bank, the loans, discounts and the accrued interest reflected on the books of FAHC are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending Laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Bank free and clear of any Liens.

(c)          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all Material respects, valid, true and genuine, and what they purport to be.

(d)          Section 4.21(d) of the FAHC Disclosure Memorandum sets forth a listing, as of June 30, 2014, of all loans of Bank that have been charged-off since January 1, 2012 and the amount Bank reasonably expects to recover for each charged-off loan.

4.22        TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. None of the officers or directors of any FAHC Entity and to FAHC’s and Bank’s Knowledge, none of the other employees of any FAHC Entity, is presently a party to any transaction with any FAHC Entity or to a presently contemplated transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act if FAHC were subject to such requirement. FAHC and Bank have disclosed any transactions with directors of FAHC or Bank since January 1, 2012 as required by the Federal Reserve’s Regulation O (“Regulation O”), and FAHC and Bank are otherwise in full compliance with the requirements of Regulation O.

4.23        MORTGAGE BANKING BUSINESS. Except as has not had and would not reasonably be expected to have a FAHC Material Adverse Effect:

(a)          Each FAHC Entity has complied with, and all documentation in connection with the origination, processing, underwriting, credit approval and, if applicable, foreclosure of any mortgage loan originated, purchased or serviced by any FAHC Entity satisfied, (i) all applicable federal, state and local Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, foreclosure or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between any FAHC Entity and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(b)          No Agency, Loan Investor or Insurer has (i) claimed that any FAHC Entity has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by any FAHC Entity to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed restrictions on the activities

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(including commitment authority) of any FAHC Entity or (iii) indicated to any FAHC Entity that it has terminated or intends to terminate its relationship with any FAHC Entity for poor performance, poor loan quality or concern with respect to any FAHC Entity’s compliance with Laws.

4.24        DEPOSITS. Except as set forth in the Section 4.24 of the FAHC Disclosure Memorandum, none of the Deposits is a “brokered deposit” as defined in 12 C.F.R. § 337.6(a)(2).

4.25        INVESTMENT SECURITIES. Except for shares of Federal Home Loan Bank and Independent Bankers’ Bank stock, none of the investments reflected in the FAHC Financial Statements are subject to any restrictions, whether contractual or statutory, that Materially impairs the ability of FAHC (or that will Materially impair the ability of HCBF or Harbor after the Effective Time) to freely dispose of the investments at any time, and all of the investments comply with applicable Law.

4.26        REPORTS. Except as set forth in Section 4.26 of the FAHC Disclosure Memorandum, since January 1, 2011, each FAHC Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.27        INTEREST RATE RISK MANAGEMENT ARRANGEMENTS. No FAHC Entity is a party to any, nor is any property bound by, any interest rate swaps, caps, floors or option agreements used to manage interest rate risk or other risk management arrangements.

4.28        OFF BALANCE SHEET ARRANGEMENTS. There is no transaction, arrangement, or other relationship between any FAHC Entity and an unconsolidated or other off balance sheet entity that is not disclosed in the FAHC Financial Statements.

4.29        ACCOUNTING, TAX, AND REGULATORY MATTERS. No FAHC Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or 8.1(c) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

4.30        STATE TAKEOVER LAWS. Each FAHC Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”), including Sections 607.0901 and 607.0902 of the FBCA.

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4.31        APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENTS. FAHC has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of FAHC Common Stock or a change in control of FAHC.

4.32        CHARTER PROVISIONS. Each FAHC Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FAHC Entity or restrict or impair the ability of HCBF or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FAHC Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any FAHC Entity.

4.33        OPINION OF FINANCIAL ADVISOR. FAHC has received the opinion of Monroe Financial Partners, Inc., dated the date of this Agreement, to the effect that the consideration to be received by FAHC shareholders in connection with the Holding Company Merger is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to HCBF. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.34        BOARD RECOMMENDATION. The Board of Directors of FAHC, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of each class of FAHC Capital Stock approve this Agreement.

4.35        RISK MANAGEMENT. Except as would not reasonably be expected to result in a FAHC Material Adverse Effect, each FAHC Entity has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts to reasonably be expected to be incurred by Persons of similar size and in similar lines of business as such FAHC Entity.

4.36        STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any FAHC Entity or any Affiliate thereof to HCBF pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Allowance reflected in the FAHC Financial Statements was adequate, as of the dates thereof, under GAAP. None of the information with respect to a FAHC Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FAHC shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any FAHC Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the

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shareholders of FAHC, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any FAHC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.	REPRESENTATIONS AND WARRANTIES OF HCBF

HCBF hereby represents and warrants to FAHC and Bank as follows:

5.1          ORGANIZATION, STANDING, AND POWER.

(a)          HCBF is a corporation duly organized, validly existing, and its status is active under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. HCBF is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect.

(b)          Harbor is a Florida chartered commercial bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Harbor is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect.

(c)          Immediately prior to the Effective Time, Merger Sub shall be duly organized as a wholly-owned Subsidiary of HCBF, with the corporate power and authority to consummate the Holding Company Merger, subject to the requisite Consents referred to in Sections 8.1(b) and 8.1(c).

5.2          AUTHORITY OF HCBF; NO BREACH BY AGREEMENT.

(a)          HCBF has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HCBF, subject to receipt of the requisite Consents referred to in Sections 8.1(b) or 8.1(c). This Agreement represents a legal, valid, and binding obligation of HCBF, enforceable against HCBF

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in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by HCBF, nor the consummation by HCBF of the transactions contemplated hereby, nor compliance by HCBF with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of HCBF’s Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any HCBF Entity under, any Contract or Permit of any HCBF Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b) or 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any HCBF Entity or any of their respective Material Assets (including any HCBF Entity or any FAHC Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any HCBF Entity or any FAHC Entity being reassessed or revalued by any taxing authority).

(c)          Other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HCBF of the Mergers and the other transactions contemplated in this Agreement.

5.3          APPROVAL DELAYS. Except as set forth in the HCBF Disclosure Memorandum, to the Knowledge of HCBF, no HCBF Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b).

5.4          NO FINANCING. HCBF has, and at the Effective Time will have, access pursuant to binding and legally enforceable agreements to sufficient funds available to make all payments required to consummate the transactions contemplated hereby.

5.5          STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any HCBF Entity or any Affiliate thereof to FAHC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any HCBF Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the shareholders of FAHC in connection with the Shareholders’ Meeting, and any other documents

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to be filed by any HCBF Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FAHC, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any HCBF Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.	CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1          AFFIRMATIVE COVENANTS OF FAHC AND BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HCBF shall have been obtained, and except as otherwise expressly contemplated herein, FAHC and Bank shall operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.2          NEGATIVE COVENANTS OF FAHC AND BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HCBF shall have been obtained, and except as otherwise expressly contemplated herein, FAHC and Bank covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)          amend the Articles of Incorporation, Bylaws or other governing instruments of any FAHC Entity, or appoint a new director to its Board of Directors; or

(b)          (1) change the number of authorized shares of its capital stock; (2) issue any shares of its capital stock (except for the issuance of FAHC Common Stock pursuant to the exercise of Equity Rights outstanding as disclosed in Section 6.2(b) of the FAHC Disclosure Memorandum), including any shares that are held as “treasury shares” as of the date of this Agreement; (3) issue or grant any Equity Rights or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock; (4) adjust, split, combine or reclassify any shares of its capital stock; (5) declare, set aside or pay any dividend or other distribution in respect of capital stock; (6) issue or authorize the issuance of any other securities in respect of or in substitution for shares of the capital stock of any FAHC Entity (except for the automatic conversions of FAHC Preferred Stock into shares of FAHC

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Common Stock pursuant to the Articles of Incorporation of FAHC); (7) encumber any shares of the capital stock of any FAHC Entity; or (8) issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of any capital stock of any FAHC Entity; or

(c)          incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FAHC Entity to another FAHC Entity) in excess of an aggregate of $250,000 (for the FAHC Entities on a consolidated basis) except in the ordinary course of the business of FAHC Subsidiaries consistent with past practices (which shall include, for FAHC Subsidiaries that are depository institutions, creation of Deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FAHC Entity of any Lien or permit any such Lien to exist (other than in connection with Deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FAHC Disclosure Memorandum); or

(d)          make application for the opening or closing of any, or open or close any, branch or automated banking facility; or

(e)          repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under FAHC Benefit Plans or the automatic conversion of FAHC Preferred Stock into FAHC Common Stock), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FAHC Entity, or except as consistent with past practice; or

(f)           encumber any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(g)          except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned FAHC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or

(h)          (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit in an amount in excess of $750,001 without discussing such proposed action with HCBF; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of FAHC’s or Bank’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to HCBF; provided, however, that FAHC or Bank may, without the prior notice to or written consent of HCBF,

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renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any FAHC Entity is presently obligated under existing written agreements kept as part of such FAHC Entity’s official records; or

(i)           (1) grant any increase in compensation or benefits to the employees or officers of any FAHC Entity, except in accordance with past practice as disclosed in Section 6.2(i) of the FAHC Disclosure Memorandum or as required by Law; (2) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 6.2(i) of the FAHC Disclosure Memorandum; (3) enter into or amend any severance agreements with employees of any FAHC Entity; (4) grant any increase in fees or other increases in compensation or other benefits to directors of any FAHC Entity except in accordance with past practice disclosed in Section 6.2(i) of the FAHC Disclosure Memorandum; (5) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights or (6) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required pursuant to commitments existing on the date hereof and set forth in Section 6.2(i) of the FAHC Disclosure Memorandum; or

(j)           adopt any new FAHC Benefit Plan or terminate or withdraw from, or make any Material change in or to, any existing FAHC Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such FAHC Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

(k)          (1) merge or consolidate any FAHC Entity with any other corporation; (2) sell or lease all or any substantial portion of the Assets or business of any FAHC Entity; (3) make any acquisition of all or any substantial portion of the business or Assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between any FAHC Entity and any other Person; or (4) enter into a purchase and assumption transaction with respect to Deposits or Liabilities; or

(l)           (1) voluntarily take any action which would result in any of the representations and warranties of FAHC or Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article 7 hereof not being satisfied, except in each case as may be required by applicable Law; or (2) create, renew or amend or take any other action that may result in any restriction on FAHC’s ability to engage in any type of activity; or

(m)         make any significant change in any Tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

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(n)          enter into, renew, extend or modify any other transaction (other than a Deposit transaction) with any Affiliate; or

(o)          enter into any futures Contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning Assets and interest-bearing Liabilities to changes in market rates of interest; or

(p)          make any Material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; Asset/Liability management; deposit pricing or gathering; or other Material banking policies except as may be required by changes in applicable Law or by Regulatory Authorities; or

(q)          make any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair; or

(r)          purchase or otherwise acquire, or sell or otherwise dispose of, any Assets or incur any Liabilities other than in the ordinary course of business consistent with past practices and policies; or

(s)          purchase or sell (i) any equity securities, or purchase or sell any securities other than securities rated “A” or higher by either Standard & Poor’s Rating Services or Moody’s Investors Service, (ii) with a weighted average life of not more than three years, and (iii) otherwise than in the ordinary course of business consistent with past practice; or

(t)          commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FAHC Entity for Material money damages or restrictions upon the operations of any FAHC Entity; or

(u)          except in the ordinary course of business and as expressly permitted in Section 6.2(h), enter into, modify, amend or terminate any Material Contract calling for payments exceeding $50,000 or waive, release, compromise or assign any Material rights or claims; or

(v)         make, change or revoke any Tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any Liability with respect to Taxes; or

(w)         foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern; or

(x)          purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice; or

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(y)          issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with HCBF and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of HCBF (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of HCBF (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby; or

(z)          agree to do any of the foregoing, or take any action that could reasonably be expected to result in any of the foregoing.

6.3          COVENANTS OF HCBF. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FAHC shall have been obtained, and except as otherwise expressly contemplated herein or as disclosed in Section 6.3 of the HCBF Disclosure Memorandum, HCBF covenants and agrees that it shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that, subject to the foregoing, no HCBF Entity shall be prevented from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of HCBF, desirable in the conduct of the business of HCBF and its Subsidiaries.

6.4          ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect or an HCBF Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.5          REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed; provided, that each Party may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information). Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

6.6          TAXES.

(a)          Actions Prior to Closing.

(i)          Termination of Existing Tax-Sharing Agreements. All Tax-sharing agreements, Tax indemnity agreements, or similar arrangements involving a FAHC

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Entity or to which a FAHC Entity is a party shall be terminated with respect to such FAHC Entity on the Closing Date, and, after the Closing Date, such FAHC Entity shall not be bound thereby or have any Liability thereunder.

(ii)         Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting any FAHC Entity shall be made after the date of this Agreement without the prior written consent of HCBF, which consent shall not be unreasonably withheld.

(iii)        Tax Certificates. FAHC shall provide HCBF, on or before the Closing Date, with (i) all forms, certificates and/or other instruments required in connection with the transfer and recording Taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to HCBF that such transfer Taxes and charges have been paid in full by FAHC, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve HCBF of any obligation to withhold any portion of payments to FAHC pursuant to this Agreement.

(iv)        Access to Books and Records. Between the date of the Agreement and the Closing Date, FAHC and Bank shall give HCBF and its authorized Representatives reasonable access to all books, records and Returns of each FAHC Entity and have its personnel and accountants available to respond to reasonable requests of HCBF and its authorized Representatives.

(b)          Filing of Tax Returns.

(i)          FAHC shall prepare and timely file all Tax Returns for all periods ending on or before the Closing Date. All such Returns shall be prepared in accordance with past practice (unless a contrary position is required by Law) as to elections and accounting practices to the extent any position taken in such Returns may affect the Tax Liability of FAHC or HCBF after the Closing. FAHC shall discharge all Tax Liabilities shown on such Returns. In connection with preparation of such Returns, FAHC shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of each FAHC Entity for the period ending on the Closing Date. FAHC shall provide a copy of such Returns to HCBF for its review at least 20 days before the filing of such Returns. FAHC shall not file any amended Return for a period ending on or before the Closing without HCBF’s written consent (which consent shall not be unreasonably withheld) if the filing of any such amended Return may affect the Tax Liability of any FAHC Entity or for which HCBF is or may become liable.

(ii)         HCBF shall prepare and timely file all Tax Returns with respect to FAHC other than the Tax Returns referred to in Section 6.6(b)(i) above, that are required to be filed after the Closing.

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7.	ADDITIONAL AGREEMENTS

7.1          PROXY STATEMENT; SHAREHOLDER APPROVAL.

(a)          As soon as reasonably practicable after execution of this Agreement, FAHC shall cause to be prepared the Proxy Statement, and HCBF and FAHC shall each cooperate in the preparation of such document and shall furnish all information as may reasonably be requested by FAHC in connection with such action.

(b)          In connection with the Proxy Statement, (i) FAHC shall prepare and mail such Proxy Statement to each of FAHC’s shareholders as soon as reasonably practicable after its preparation, (ii) the Board of Directors of FAHC shall recommend to FAHC shareholders the approval of the matters submitted for approval (the “FAHC Recommendation”) subject to Section 7.7 of this Agreement, and (iii) the Board of Directors and officers of FAHC shall use their reasonable best efforts to obtain such shareholders’ approval subject to Section 7.7 of this Agreement.

(c)          FAHC shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Proxy Statement is finalized, for the purpose of voting upon approval of this Agreement, the transactions contemplated hereby, and such other related matters as it deems appropriate.

(d)          HCBF and FAHC shall promptly notify the other Parties if at any time it becomes aware that the Proxy Statement contains any untrue statement of a Material fact or omits to state a Material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, HCBF shall cooperate with FAHC in the preparation of a supplement or amendment to such Proxy Statement that corrects such misstatement or omission, and FAHC shall mail an amended Proxy Statement to the FAHC shareholders.

7.2          APPLICATIONS. HCBF shall promptly prepare and file (but in no event later than 60 days following the date of this Agreement), and FAHC and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby; provided, that HCBF may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information).

7.3          FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, the Parties shall execute, and HCBF shall file, in connection with the Closing, the Articles of Merger, or such other required filings to effectuate the Mergers, with the Secretary of State of the State of Florida.

7.4          AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done,

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all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 8; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5          INVESTIGATION AND CONFIDENTIALITY.

(a)          Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Mergers.

(b)          Prior to the Effective Time, FAHC and Bank shall permit and allow HCBF to make or cause to be made, at its own expense, such investigation(s) of the business and properties of FAHC and its Subsidiaries, and of their respective financial and legal conditions, as HCBF reasonably requests, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.15, FAHC and Bank shall grant HCBF the right to gain reasonable access to the businesses and properties of each FAHC Entity. No investigations by HCBF shall affect the representations and warranties of FAHC or Bank.

(c)          If any investigation(s) of an FAHC Entity conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have a FAHC Material Adverse Effect (an “FAHC Adverse Finding”), HCBF shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to FAHC such FAHC Adverse Finding and to request its correction, cure, or other resolution, to HCBF’s complete satisfaction (which HCBF shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by HCBF pursuant to the foregoing sentence (1) shall not waive HCBF’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided FAHC fails to cure the FAHC Adverse Finding to HCBF’s satisfaction in the time granted to FAHC, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to HCBF pursuant to this Agreement.

(d)          In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party, if allowed by applicable Law or such court process, shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective Order or other appropriate remedy and/or waive compliance with this Section 7.5. If in the absence of a protective Order or other remedy or the receipt of a waiver by the other

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Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without Liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party uses its reasonable best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(e)          FAHC shall use its reasonable best efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to any FAHC Entity to preserve the confidentiality of the information relating to such FAHC Entity provided to such Persons and their Affiliates and Representatives.

(f)           Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a FAHC Material Adverse Effect or an HCBF Material Adverse Effect, as applicable, subject to the provisions of Section 7.5(c).

(g)          Upon request of HCBF, FAHC and Bank shall request within 10 days of the date thereof, that all third parties that received confidential information regarding FAHC or any of its Subsidiaries within the last 12 months in connection with a possible sale or merger transaction involving FAHC or any of its Subsidiaries promptly return such confidential information to FAHC or Bank.

7.6          PRESS RELEASES. Prior to the Effective Time, FAHC, Bank and HCBF shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.7          CERTAIN ACTIONS.

(a)          Except with respect to this Agreement and the transactions contemplated hereby, no FAHC Entity nor any Affiliate thereof nor any Representatives thereof retained by any FAHC Entity shall directly or indirectly (i) solicit, initiate, induce, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person any information or data with respect to FAHC or otherwise relating to an

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Acquisition Proposal, (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which any FAHC Entity is a party, (iv) enter into any agreement regarding or that could reasonably be expected to lead to any Acquisition Proposal, or (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any FAHC Entity or any Representatives thereof, whether or not such Representatives are so authorized and whether or not such Representatives are purporting to act on behalf of a FAHC Entity or otherwise, shall be deemed to be a breach of this Agreement by FAHC. FAHC shall, and shall cause each of FAHC’s Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b)          FAHC and Bank shall promptly, but in no event more than 24 hours, advise HCBF following the receipt of any Acquisition Proposal and the details thereof (including amendments or proposed amendments) and advise HCBF of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. FAHC and Bank shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. FAHC and Bank will take all actions necessary or advisable to inform the officers, directors, employees, agents, Representatives, and Affiliates of each FAHC Entity of the obligations undertaken in this Section 7.7, and it is understood that any violation of this Section 7.7 by any such individuals or entities shall be deemed to be a breach of this Section 7.7 by FAHC.

(c)          Subject to Section 7.7(d) of this Agreement, neither the Board of Directors of any FAHC Entity nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to HCBF, the approval of the Agreement, the Mergers or the FAHC Recommendation or take any action or make any statement in connection with the Shareholders’ Meeting inconsistent with such approval or FAHC Recommendation (collectively, a “Change in the FAHC Recommendation”), (ii) approve or recommend, or propose to approve or recommend, or fail to recommend against, any Acquisition Proposal, or (iii) enter into (or permit FAHC or Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring FAHC or Bank to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement except in accordance with its terms. Subject to Section 7.7(d) of this Agreement, if FAHC shall take a neutral position or no position with respect to an Acquisition Proposal in connection with any formal communications to shareholders or Regulatory Authorities, then such position shall be considered a breach of this Section 7.7(c).

(d)          Notwithstanding anything to the contrary herein, prior to the time the approval by the FAHC shareholders at the Shareholders’ Meeting is obtained, the FAHC Board of Directors may, in connection with a bona fide written Acquisition Proposal, which Acquisition Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from

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any breach of this Section 7.7, make a Change in the FAHC Recommendation or terminate this Agreement pursuant to Section 9.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Acquisition Proposal, if and only if, prior to taking such action, FAHC has complied with its obligations under this Section 7.7 and the FAHC Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a FAHC Superior Proposal; provided, however, that prior to taking any such action (i) FAHC has given HCBF at least five Business Days prior written notice of its intention to take such action (which notice shall specify the Material terms and conditions of any such FAHC Superior Proposal, including the identity of the party making such FAHC Superior Proposal) and has contemporaneously provided a copy to HCBF of all written materials (including all transaction agreements and related documents) with or from the party making such FAHC Superior Proposal, (ii) FAHC has negotiated, and has caused its Representatives to negotiate, in good faith with HCBF during such notice period to the extent HCBF wishes to negotiate, to enable HCBF to revise the terms of this Agreement such that it would cause such FAHC Superior Proposal to no longer constitute a FAHC Superior Proposal and (iii) following the end of such notice period, the FAHC Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by HCBF, and shall have determined that the FAHC Superior Proposal would continue to constitute a FAHC Superior Proposal if such revisions were to be given effect. In the event of any Material revisions to an Acquisition Proposal that could have an impact, influence or other effect on the FAHC Board of Directors’ decision or discussion with respect to whether such proposal is a FAHC Superior Proposal, FAHC shall deliver a new written notice to HCBF pursuant to the foregoing clause (i) and again comply with the requirements of this Section 7.7(d) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

7.8          ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Holding Company Merger and the Bank Merger, and to use its reasonable best efforts to take no action which would cause the Holding Company Merger not to qualify as a “stock purchase” within the meaning of Section 338 of the Code for federal income Tax purposes.

7.9          STATE TAKEOVER LAWS. Each FAHC Entity and its Affiliates shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 607.0901 and 607.0902 of the FBCA.

7.10        CHARTER PROVISIONS. Each FAHC Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FAHC Entity or restrict or impair the ability of HCBF or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FAHC Entity that may be directly or indirectly acquired or controlled by them.

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7.11        INTEGRATION.

(a)          In order to facilitate the continuing interaction of HCBF with FAHC and Bank, and in order to keep HCBF fully advised of all ongoing activities of FAHC and Bank, subject to the limitations in this Section 7.11(a) and subject to no written objection from any applicable Regulatory Authority, FAHC and Bank agree to allow the CEO, President, CFO, and/or CLO of HCBF (each a “HCBF Designee”) to attend as an invited guest and fully monitor all called meetings of the board of directors (during the sessions in which the regular business of the board meeting is conducted) and committees of such board of directors of FAHC and Bank (including, but not limited to, meetings of the officers’ loan committee of Bank). No more than two HCBF Designees may attend any such board or committee meeting. FAHC and Bank shall promptly give HCBF prior notice by telephone and electronic mail of all called meetings. Any such HCBF Designees shall only be permitted to observe at the meetings, and shall have no right to vote and may be excluded from sessions of the boards of directors or committees during which there is being discussed, (a) matters involving this Agreement, (b) information or Material that FAHC or Bank is required or obligated to maintain as confidential under applicable Laws, (c) pending or threatened Litigation or investigations if, in the opinion of counsel to FAHC or Bank, the presence of any such HCBF Designees could reasonably affect the confidential nature of or any privilege relating to any matters to be discussed, or (d) any other matter which is determined by the Chairman or a majority of the Board of Directors of FAHC or Bank as requiring only attendance by directors and officers of FAHC or Bank. Complete minutes of all such meetings will be provided to HCBF, subject to redacting matters heretofore described in this Section 7.11(a) in the foregoing clauses (a), (b), (c) and/or (d). No attendance by Representatives of HCBF at board or committee meetings under this Section 7.11(a) or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties or covenants and agreements of FAHC or Bank made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any Regulatory Authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then the HCBF Designees will no longer be entitled to notice of and permission to attend any such meetings.

(b)          The Parties shall meet on a regular basis to discuss and plan for the conversion of FAHC’s data processing and related electronic informational systems to those used by HCBF, which planning shall include, but not be limited to, discussion of the possible termination by FAHC of third party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FAHC in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FAHC shall not be obligated to take any such action prior to the Effective Time and, unless FAHC otherwise agrees, no conversion shall take place prior to the Effective Time.

(c)          FAHC shall provide HCBF, within fifteen (15) business days of the end of each calendar month, an update to Section 4.21(a) of the FAHC Disclosure Memorandum.

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(d)          Notwithstanding any provision contained in this Agreement, neither HCBF nor any HCBF Subsidiary shall under any circumstance be permitted to exercise control of FAHC prior to the Effective Time.

(e)          The Parties shall consult with respect to FAHC’s and Bank’s major policies and practices, and FAHC and Bank shall make such modification or changes to their policies and practices, if any, as of the Effective Time as may be mutually agreed upon, such agreement not to be unreasonably withheld, delayed or conditioned. Neither Party’s representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.11. Notwithstanding anything contained herein to the contrary, FAHC shall not be required to seek the agreement or consent of HCBF for any changes requested or required by any Regulatory Authority or applicable Law.

7.12        EMPLOYEE BENEFITS AND CONTRACTS.

(a)          Following the Effective Time, HCBF shall generally make available to officers and employees of the FAHC Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of HCBF Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the HCBF Entities to their similarly situated officers and employees. HCBF shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents are covered by FAHC plans as of Closing, to the extent that such pre-existing condition was covered under the corresponding plan maintained by the FAHC Entity. For purposes of participation and vesting (but not benefit accrual) under HCBF’s employee benefit plans, the service of the employees of the FAHC Entities with the FAHC Entities prior to the Effective Time shall be treated as service with an HCBF Entity participating in such employee benefit plans.

(b)          Concurrent with the execution of this Agreement, but effective at the Effective Time, each of Daniel S. Hager and Allen Langford shall enter into a two-year employment agreement and one-year employment agreement, respectively, with HCBF, in the form attached hereto as Exhibit 2 (the “Employment Agreement”), as Florida West Coast Market President and Senior Vice President, respectively.

(c)          Nothing contained herein is intended to provide, or shall be construed or interpreted as providing, any officer or employee of the FAHC Entities any right to continued employment or restrict HCBF from amending or terminating any employee benefit plan, program or policy of, or any agreement with, HCBF, FAHC or any of their respective Subsidiaries, in accordance with the terms thereof. This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights for any current or former employees of the Parties or their respective Subsidiaries (including any beneficiaries or dependents thereof) under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement.

(d)          Not later than the day immediately preceding the Closing Date, FAHC and Bank each agree to terminate each FAHC ERISA Plan, including their 401(k) plans and

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Supplemental Employee Retirement Plans (SERP), without any cost, Liability, or additional expense to any HCBF Entity. No HCBF Entity shall be a successor plan sponsor of any FAHC ERISA Plan or SERP, and it shall be the sole responsibility and expense of the plan administrator (as in effect prior to the Closing Date) for the distribution of such plans’ assets as soon as administratively feasible subsequent to the Closing Date and for the filing of any final reports or forms attributable to such plans.

(e)          Each employee of a FAHC Entity shall receive credit under the HCBF Entities’ plans for co-pays, deductibles and other similar limits incurred under the FAHC Entities’ plans during the year in which the former employees of the FAHC Entities are integrated into the HCBF Entities’ plans.

(f)           Harbor and Bank will mutually agree to offer “stay bonuses” to certain key employees of Bank as an incentive for such key employees to remain as employees of Bank or Harbor through the Closing Date or the conversion date, as applicable. Harbor will also offer severance to employees of the FAHC Entities who do not have employment agreements in accordance with HCBF’s current severance plan, recognizing length of service, officer level and salary.

7.13        INDEMNIFICATION.

(a)          Subject to the limitations in this Section 7.13(a), from and after the Effective Time, HCBF agrees that it will indemnify and hold harmless each director and executive officer of FAHC and/or of Bank (each, an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time pertaining to (i) the fact that he or she is or was a director or executive officer of a FAHC Entity, or (ii) this Agreement or any of the transactions contemplated by this Agreement, in either case, whether asserted or claimed prior to, at or after the Effective Time, to the extent that FAHC would have been allowed under Florida Law and its Articles of Incorporation and Bylaws as in effect on the date hereof to indemnify such Indemnified Parties (collectively “Claims”); provided, however, that HCBF’s indemnification obligations under this Section 7.13(a) shall be limited to the monetary responsibilities of such Indemnified Parties for Claims to the extent not covered by Existing Policies (or any substitute “tail” or prepaid policies in lieu of such Existing Policies as expressly permitted by this section below) up to an absolute maximum of $3,500,000 in the aggregate. HCBF’s obligations under this Section 7.13(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, that all rights to indemnification in respect of any Claim asserted or made prior to such period shall continue until the final disposition of such Claim.

(b)          Any Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such Claim, shall promptly notify HCBF thereof. In the event of any such Claim (whether before or after the Effective Time) (i) HCBF shall have the right to assume the defense thereof and HCBF shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the

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defense of any such matter and (iii) HCBF shall not be liable for any settlement effected without its prior written consent; provided that HCBF shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)          For a period of six (6) years from the Effective Time, HCBF shall maintain in effect, for the benefit of each Indemnified Party with respect to all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers or employees of any FAHC Entity occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), the existing policy or policies of directors’ and officers’ liability insurance, employment practices liability insurance, fiduciary liability insurance and bankers’ professional liability insurance, in each case maintained by FAHC and Bank as of the date of this Agreement in the form delivered by FAHC to HCBF prior to the date of this Agreement (collectively the “Existing Policies”); provided, however, that: (i) HCBF may, in its sole discretion, substitute for the Existing Policies a single 6-year aggregate policy with coverage not less (in amount or scope) than that provided by the Existing Policies, or multiple policies of comparable coverage, including a “tail” insurance policy; and (ii) HCBF shall not be required to pay more than 250% of the current premium for the Existing Policies, in the aggregate (the “Maximum Premium”), for the premiums to maintain the Existing Policies or for any substitute or “tail” policy or policies. In the event the aggregate premium or premiums for the Existing Policies (or any substitute or “tail” policies) exceed the Maximum Premium, HCBF shall be entitled to reduce the amount of coverage of the Existing Policies (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. FAHC and Bank represent that its respective current annual premium for the Existing Policies is disclosed in Section 7.13(c) of the FAHC Disclosure Memorandum. The provisions of this paragraph shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 7.13(c) with the prior consent of HCBF, which policies provide the Indemnified Parties with coverage for an aggregate period of six (6) years after the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and the consummation of the transactions contemplated hereby), and nothing in Section 7.13(c) shall prohibit FAHC or Bank from obtaining such prepaid policies prior to the Effective Time with the prior consent of HCBF, provided that the cost thereof shall not exceed the Maximum Premium in the aggregate for such policy or policies. If such prepaid policy or policies have been obtained prior to the Effective Time, HCBF shall maintain such policy or policies in full force and effect for its or their duration.

(d)          If HCBF or any of its successors or assigns shall (i) consolidate with or merge into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and Assets to any other Person or entity then, in each case, proper provision shall be made so that the successors and assigns of HCBF shall assume the obligations set forth in this Section 7.13.

7.14        SHAREHOLDER VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, FAHC and Bank agree to cause each of their directors

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to execute and deliver a Shareholder Voting Agreement in the form attached hereto as Exhibit 3 (“Shareholder Voting Agreement”).

7.15        REAL PROPERTY MATTERS. At its option and expense and within 30 days following the date of this Agreement, HCBF may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by any FAHC Entity as a banking or administrative office (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as HCBF shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) HCBF’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any FAHC Entity, including any of its Participation Facilities or its Operating Facilities, (ii) HCBF’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any FAHC Entity, including its Participation Facilities or its Operating Facilities, and (iii) HCBF’s right to request and to obtain from any FAHC Entity any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any FAHC Entity’s possession or control relating to the matters described in this Section 7.15. In order to perform or to conduct any such investigation(s) described in this Section 7.15, each FAHC Entity shall grant HCBF the right to gain reasonable access to any businesses and properties of any FAHC Entity, including access to its Participation Facilities or its Operating Property. Should HCBF elect to complete an Environmental Survey of any Real Property, it shall notify FAHC or Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with FAHC and Bank.

If, in the course of the Property Examination or Environmental Survey, HCBF discovers a “Material Defect” (as defined below) with respect to the Real Property, HCBF shall have the option, at its sole discretion, exercisable upon written notice to FAHC (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct FAHC to cure the Material Defect to HCBF’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a).

If HCBF elects to direct FAHC or Bank to cure, then FAHC or Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the Parties in which to cure such Material Defect to HCBF’s satisfaction. If FAHC or Bank fails to cure a Material Defect to HCBF’s satisfaction within the period specified above, then HCBF may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).

For purposes of this Agreement, a “Material Defect” shall consist of:

(a)          the existence of any Lien (other than the Lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a Material breach of the representations and warranties contained in Sections 4.10 or 4.12, in either

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such case that HCBF reasonably believes could result in a Material Adverse Effect on its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which HCBF otherwise objects;

(b)          the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that HCBF reasonably believes would cost more than $200,000 in the aggregate to repair, remove or correct as to all such Real Property; or

(c)          the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Material on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which HCBF reasonably believes, based on the advice of legal counsel or other consultants, that a FAHC Entity could become responsible or liable, or that HCBF could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or Liability which a FAHC Entity could incur, or for which HCBF could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $200,000 or more as to all such Real Property.

7.16        FINANCIAL AND OTHER STATEMENTS.

(a)          Promptly upon receipt thereof, FAHC will furnish to HCBF copies of each annual, interim or special audit of the books of FAHC made by its independent auditors and copies of all internal control reports submitted to FAHC by such auditors in connection with each annual, interim or special audit of the books of FAHC made by such auditors.

(b)          FAHC will promptly furnish to HCBF copies of all documents, statements and reports as it shall send to its shareholders or any Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, FAHC will deliver to HCBF a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)          FAHC will advise HCBF promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of FAHC.

(d)          FAHC shall book all adjustments to the FAHC Financial Statements that are required by any Regulatory Authority in connection with any Regulatory Authority examination that occurs prior to Closing (“Examination Adjustments”), and each of these adjustments shall be reflected in the calculation of FAHC Tangible Book Value. In the event that the Examination Adjustments reflect, in whole or in part, accounting procedures or policies of FAHC or Bank that are not consistent with GAAP, FAHC agrees to modify immediately their accounting procedures and policies to conform to GAAP. FAHC shall prepare the FAHC

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Financial Statements, for periods as of or ending on a date that occurs subsequent to December 31, 2013, in accordance with such modified accounting procedures and policies.

7.17        MAINTENANCE OF INSURANCE. FAHC shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, but in no event shall the coverage be less than the insurance coverage set forth in Section 4.10(c) of the FAHC Disclosure Memorandum.

7.18        DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, FAHC and HCBF shall promptly supplement or amend the FAHC Disclosure Memorandum and HCBF Disclosure Memorandum, respectively, with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure memorandum or which is necessary to correct any information in such disclosure memorandum which has been rendered Materially inaccurate thereby. No supplement or amendment to such disclosure memorandum shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8.

7.19        FAILURE TO FULFILL CONDITIONS. In the event that either Party determines that a condition to its obligation to complete the Mergers cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

7.20        NON-COMPETITION AGREEMENTS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, FAHC agrees to cause each non-employee director of FAHC and Bank to execute and deliver the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 4 (the “Non-Competition Agreement”).

7.21        CLAIMS LETTERS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, FAHC agrees to cause each director of FAHC and Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit 5 (the “Claims Letter”).

7.22        TERMINATION AND RELEASE AGREEMENTS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, FAHC agrees to cause each of Daniel S. Hager, W. Allen Langford, Michael L. Hogan, Tammy S. Thompson and Michael F. Turner to execute and deliver to “HCBF a Termination and Release, in the form attached hereto as Exhibit 6 (the “Termination and Release”).

8.	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1          CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)          Shareholder Approval. The shareholders of FAHC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the

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Holding Company Merger, as and to the extent required by Law and by the provisions of any governing instruments.

(b)          Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c)          Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a FAHC Material Adverse Effect or an HCBF Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of HCBF would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)          Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

8.2          CONDITIONS TO OBLIGATIONS OF HCBF. The obligations of HCBF to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HCBF pursuant to Section 10.6(a):

(a)          Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of FAHC and Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of FAHC and Bank set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FAHC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of FAHC and Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

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(c)          Certificates. FAHC and Bank shall have delivered to HCBF (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to FAHC or Bank and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FAHC’s and Bank’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as HCBF and its counsel shall request.

(d)          Employment Agreement. HCBF shall have received an executed Employment Agreement, in the form of Exhibit 2, from each of Daniel S. Hager and Allen Langford.

(e)          Shareholder Voting Agreements. HCBF shall have received from each director of FAHC and Bank the Shareholder Voting Agreement in the form of Exhibit 3.

(f)           Non-Competition Agreement. HCBF shall have received from each non-employee director of FAHC and Bank an executed Non-Competition Agreement in the form of Exhibit 4.

(g)          Claims Letters. HCBF shall have received from each director and officer of FAHC and Bank the Claims Letters, dated as of the Closing Date (“Claims Letter”), in the form of Exhibit 5.

(h)          Termination and Release. HCBF shall have received from each of Daniel S. Hager, W. Allen Langford, Michael L. Hogan, Tammy S. Thompson and Michael F. Turner an executed Termination and Release, dated as of the Closing Date in the form of Exhibit 6.

(i)           No FAHC Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a FAHC Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a FAHC Material Adverse Effect.

(j)           Dissenters’ Rights. Holders of no more than ten (10) percent of the outstanding shares of FAHC Capital Stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333 of the FBCA.

(k)          No Burdensome Condition. No Regulatory Authority shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, nor shall any Law have been enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement, which imposes any restriction, condition, requirement or limitation which HCBF determines, in its reasonable discretion, is Materially and unreasonably burdensome on HCBF or its Affiliates or that would Materially reduce the economic benefits of the transactions contemplated by this Agreement to HCBF or its Affiliates to such a degree that HCBF would not have entered into this Agreement had such restriction, condition, requirement or limitation been known to HCBF on the date of this Agreement (including requirements, conditions or limitations with respect to the raising of capital, the

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disposition of Assets, or the implementation of business plans or the lowering of HCBF’s composite rating or Harbor’s CAMELS rating) (any such restriction, condition, requirement or limitation, a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, neither HCBF nor its Affiliates shall have any obligation to take, or agree to take, or refrain, or agree to refrain, from any action that would constitute or would reasonably give rise to a Burdensome Condition.

(l)           Preferred Stock Conversion. All shares of FAHC Preferred Stock shall have converted into FAHC Common Stock.

(m)         Minimum Tangible Book Value. FAHC Tangible Book Value as of the Effective Time shall be equal to an amount not less than $____________________.

8.3          CONDITIONS AND OBLIGATIONS OF FAHC AND BANK. The obligations of FAHC and Bank to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FAHC or Bank pursuant to Section 10.6(b):

(a)          Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of HCBF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of HCBF set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an HCBF Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of HCBF to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)          Certificates. HCBF shall have delivered to FAHC and Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to HCBF and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by HCBF’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FAHC and Bank and their counsel shall request.

(d)          No HCBF Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in an HCBF Material Adverse Effect, and

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(ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such an HCBF Material Adverse Effect.

9.	TERMINATION

9.1          TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FAHC, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)          By mutual consent of HCBF and FAHC in a written statement, if the Board of Directors of each so determines, by a vote of a majority of the members of the entire Board of Directors of each; or

(b)          By HCBF or FAHC (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a FAHC Material Adverse Effect or an HCBF Material Adverse Effect, as applicable, on the breaching Party; or

(c)          By HCBF or FAHC (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d)          By HCBF or FAHC (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FAHC fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(e)          By HCBF or FAHC in the event that the Mergers shall not have been consummated by June 30, 2015, which date, if this Agreement has not been terminated under one of the other subsections of this Section 9.1, may be extended by mutual agreement of HCBF and FAHC for up to an additional 30 days if necessary to receive the necessary Consents from Regulatory Authorities (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

(f)           By HCBF or FAHC (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this

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Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the End Date; or

(g)          By HCBF, (i) in the event that the management of FAHC or Bank or their Board of Directors, for any reason, shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, whether or not permitted by the terms of this Agreement or (ii) in the event FAHC or Bank shall have violated Sections 7.1 or 7.7; or

(h)          By HCBF, in the event of a FAHC Adverse Finding and, if time is granted by HCBF to cure such FAHC Adverse Finding pursuant to Section 7.5(c), such FAHC Adverse Finding is not cured to the satisfaction of HCBF within the time specified in HCBF’s notice of such FAHC Adverse Finding; or

(i)           By FAHC, without further action, if FAHC shall have in accordance with Section 7.7(d) either (i) terminated this Agreement, or (ii) entered into a definitive agreement (other than this Agreement or any amendment hereto) with respect to an Acquisition Proposal; provided, however, that such termination under this Section 9.1(i) shall not be effective until FAHC has made payment to HCBF of the Bust-Up Fee.

9.2          EFFECT OF TERMINATION.

(a)          In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of Section 7.5(d), Section 7.6, this Section 9.2, and Article 10 shall survive any such termination and abandonment indefinitely or otherwise in accordance with its terms, provided, however, that nothing herein shall relieve any Party from any Liability for any willful breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

(b)          In the event this Agreement is terminated by HCBF or FAHC pursuant to Section 9.1(d)(ii) and there shall have been prior to any Shareholders’ Meeting a Third Party Public Event and FAHC shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, such Acquisition Proposal that was the subject of such Third Party Public Event within 12 months from the date of termination of this Agreement, FAHC shall, within ten (10) days of the date of such termination, pay to HCBF, by wire transfer, $1,250,000 (the “Bust-up Fee”) in full satisfaction of HCBF’s losses and damages resulting from such termination.

(c)          In the event this Agreement is terminated by HCBF pursuant to Section 9.1(c) due to a breach of Section 7.7 or pursuant to Section 9.1(g) or 9.1(i), FAHC shall, within ten (10) days of the date of such termination, pay to HCBF, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of HCBF’s losses and damages resulting from such termination.

(d)          In the event this Agreement is terminated by FAHC or HCBF pursuant to Section 9.1(e) without the Shareholders’ Meeting having occurred and (1) at any time from the

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date hereof until such termination there shall have been a Third Party Public Event or a proposed Acquisition Proposal communicated to the senior management or the Board of Directors of FAHC or any of its Subsidiaries and (2) FAHC shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, such Third Party Public Event or such Acquisition Proposal within 12 months from the date of termination of this Agreement with the party that originally submitted such Third Party Public Event or Acquisition Proposal, as the case may be, FAHC shall, within ten (10) days of the date of such termination, pay to HCBF, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of HCBF’s losses and damages resulting from such termination.

(e)          FAHC acknowledges and agrees that the agreements set forth in this Section 9.2 are an integral part of the transactions contemplated by the Agreement, and that, without these agreements, HCBF would not enter into this Agreement. FAHC agrees that the Bust-up Fee is reasonable under the circumstances, that it would be impossible to exactly determine HCBF’s actual damages as a result of such a termination and that HCBF’s actual damages resulting from the loss of the transaction are in excess of the Bust-up Fee.

(f)           Notwithstanding anything to the contrary in this Agreement, the payment by FAHC of the Bust-Up Fee pursuant to this Section 9.2 shall fully discharge FAHC from and be the sole and exclusive remedy of HCBF with respect to, any and all losses that may be suffered by HCBF based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement. In no event shall FAHC be required to pay the Bust-Up Fee on more than one occasion.

9.3           NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Articles 1, 2, 3 and 10, Sections 7.6, 7.12, and 7.13, and the Employment Agreements, the Non-Competition Agreements and the Claims Letters.

10.	MISCELLANEOUS

10.1        DEFINITIONS.

(a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 ACT” shall mean the Securities Act of 1933, as amended.

“ACQUISITION PROPOSAL” with respect to a Party shall mean any proposal or offer, whether or not in writing, from any Person (other than HCBF and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) Assets of FAHC and its Subsidiaries that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total Assets, of FAHC and its Subsidiaries, taken as a whole; or (y) 15% or more of any class of FAHC Capital Stock, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of FAHC Capital Stock, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar

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transaction involving any FAHC Entity, other than the transactions contemplated by this Agreement.

“AFFILIATE” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest, of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“AGENCY” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the U.S. Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Department of Justice, the Office of the Attorney General of the State of Florida or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any FAHC Entity or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“AGREEMENT” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“ARTICLES OF MERGER” shall mean the Articles of Merger to be executed by HCBF and FAHC and filed with the Secretary of State of the State of Florida relating to the Holding Company Merger as contemplated by Section 1.1.

“ASSETS” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” shall mean First America Bank, a state chartered commercial bank and a FAHC Subsidiary.

“Bank Capital Stock” shall mean, collectively, the Bank Common Stock and any other class or series of capital stock of Bank.

“Bank COMMON STOCK” shall mean the common stock of Bank, $5.00 par value per share.

“CLOSING DATE” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign Tax law.

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“CONFIDENTIALITY AGREEMENT” shall mean that certain Confidentiality Agreement, dated January 7, 2014, among FAHC, Bank, and HCBF.

“CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“CONTRACT” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“DEFAULT” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DEPOSIT ACCOUNTS” means the deposit accounts held at FAHC or Bank, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

“DEPOSITS” means all deposits (as defined in 12 U.S.C. § 1813(I)) held by FAHC or Bank, as of the Effective Time.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, whether currently in existence or hereafter enacted or promulgated, any of which govern (purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water, discharges of pollutants, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof.

“EQUITY RIGHTS” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA AFFILIATE” shall mean any Person, corporation, trade or business controlled by, controlling or under common control with FAHC (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“EXHIBITS” 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FAHC” shall mean First America Holdings Corporation, a Florida corporation.

“FAHC Capital Stock” shall mean, collectively, the FAHC Common Stock, the FAHC Preferred Stock, and any other class or series of capital stock of FAHC.

“FAHC COMMON STOCK” shall mean the common stock of FAHC, $5.00 par value per share.

“FAHC DISCLOSURE MEMORANDUM” shall mean the written information entitled “First America Holdings Corporation Disclosure Memorandum” delivered prior to the date of this Agreement to HCBF describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“FAHC ENTITIES” shall mean, collectively, FAHC and all FAHC Subsidiaries.

“FAHC FINANCIAL STATEMENTS” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FAHC as of December 31, 2013 and 2012, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2013, 2012 and 2011, and (ii) the consolidated statements of condition of FAHC (including related notes and schedules, if any) and related statements of income, and changes in shareholders’ equity (including related notes and schedules, if any) that are delivered to HCBF with respect to periods ended subsequent to December 31, 2013.

“FAHC MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of FAHC and its Subsidiaries, taken as a whole, or (ii) the ability of FAHC to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “FAHC MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FAHC (or any of its Subsidiaries) taken with the prior informed written Consent of HCBF in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on

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the operating performance of FAHC, including expenses incurred by FAHC in consummating the transactions contemplated by this Agreement, and (e) actions and omissions of FAHC (or any of its Subsidiaries) taken with the prior informed written Consent of HCBF in contemplation of the transactions contemplated hereby.

“FAHC PREFERRED STOCK” shall mean the shares of FAHC Series A Preferred Stock and any other shares of FAHC Capital Stock designated as preferred stock.

“FAHC SUBSIDIARIES” shall mean the Subsidiaries of FAHC, which shall include the FAHC Subsidiaries described in Section 4.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FAHC in the future and held as a Subsidiary by FAHC at the Effective Time.

“FAHC SUPERIOR PROPOSAL” shall mean any bona fide written Acquisition Proposal that the FAHC Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the FAHC shareholders from a financial point of view than the Holding Company Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Agreement proposed by HCBF in response to such proposal or otherwise.

“FAHC TANGIBLE BOOK VALUE” shall mean the total consolidated shareholders’ equity of FAHC, as that term is calculated in accordance with GAAP and in accordance with applicatory regulatory requirements as determined on the last day of the calendar month immediately preceding the Effective Time, (i) less goodwill, intangible assets, and deferred tax assets, (ii) minus any unrealized gains or plus any unrealized losses (as the case may be) in FAHC’s securities portfolio due to mark-to-market adjustments, (iii) plus expenses incurred by FACH in connection with the Mergers which are set forth on Section 10.1 of the FAHC Disclosure Memorandum (which FAHC will provide updates to Section 10.1 of the FAHC Disclosure Memorandum to HCBF monthly and as of the Closing Date pursuant to Section 7.18), and (iv) subject to any Examination Adjustments pursuant to Section 7.16(d). In addition, except to the extent approved by HCBF in writing, gains recognized from sales of investment securities, loans and other Assets after December 31, 2013, shall be deducted from FAHC Tangible Book Value. Notwithstanding the foregoing, certain charges to FAHC’s capital that are mutually agreed upon in writing between HCBF and FAHC will not reduce FAHC’s Tangible Book Value.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied during the periods involved.

“HARBOR” shall mean Harbor Community Bank, a Florida-chartered commercial bank and an HCBF Subsidiary.

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“HARBOR Capital Stock” shall mean, collectively, the Harbor Community Bank Common Stock and any other class or series of capital stock of Harbor Community Bank.

“HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term “HAZARDOUS MATERIAL” shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or are otherwise regulated, pursuant to the requirements of governmental agencies or authorities.

“HCBF” shall mean HCBF Holding Company, Inc., a Florida corporation.

“HCBF CAPITAL STOCK” shall mean, collectively, the HCBF Common Stock, the HCBF Preferred Stock and any other class or series of capital stock of HCBF.

“HCBF COMMON STOCK” shall mean the common stock of HCBF, $0.001 par value per share.

“HCBF DISCLOSURE MEMORANDUM” shall mean the written information entitled “HCBF Holding Company, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to FAHC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“HCBF ENTITIES” shall mean, collectively, HCBF and all HCBF Subsidiaries.

“HCBF MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of HCBF and its Subsidiaries, taken as a whole, or (ii) the ability of HCBF to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “HCBF MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) any contemplated or consummated additional acquisitions (by merger or otherwise) by HCBF or Harbor, provided that HCBF can fulfill its obligations under this Agreement; (d) actions and omissions of HCBF (or any of its Subsidiaries) taken with the prior informed written Consent of FAHC in contemplation of the transactions contemplated hereby, (e) the direct effects of compliance with this Agreement on the operating performance of HCBF, including expenses incurred by HCBF in consummating the transactions contemplated by this Agreement, and (f) actions and omissions of HCBF (or any of its

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Subsidiaries) taken with the prior informed written Consent of FAHC in contemplation of the transactions contemplated hereby.

“HCBF PREFERRED STOCK” shall mean the preferred stock of HCBF.

“HCBF SUBSIDIARIES” shall mean the Subsidiaries of HCBF and any corporation, bank, savings association, or other organization acquired as a Subsidiary of HCBF in the future and held as a Subsidiary by HCBF at the Effective Time.

“HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“INSURER” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower Default on any of the mortgage loans originated, purchased or serviced by any FAHC Entity, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

“INTELLECTUAL PROPERTY” shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (h) all licenses to any of the foregoing.

“KNOWLEDGE” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“LAW” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

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“LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“LIEN” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure Deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not Materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 10.1 of the FAHC Disclosure Memorandum or the HCBF Disclosure Memorandum, as applicable.

“LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“LOAN INVESTOR” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by any FAHC Entity or a security backed by or representing an interest in any such mortgage loan.

“MATERIAL” and “MATERIALLY” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“MATERIAL ADVERSE EFFECT” shall mean either a FAHC Material Adverse Effect or an HCBF Material Adverse Effect, as applicable.

“MATERIALS OF ENVIRONMENTAL CONCERN” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“OFAC” means the office of Foreign Assets Control of the U.S. Treasury Department.

“OPERATING PROPERTY” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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“ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“PARTICIPATION FACILITY” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“PARTY” shall mean both FAHC and Bank, collectively, or HCBF, and “PARTIES” shall mean FAHC, Bank, and HCBF.

“PER SHARE CONSIDERATION” shall mean the Total Consideration divided by the number of shares of FAHC Common Stock issued and outstanding at the Effective Time (including shares of FAHC Common Stock issuable upon the automatic conversion of FAHC Preferred Stock). To the extent necessary, the amount of the Per Share Consideration shall be rounded to the nearest whole cent. Assuming 4,181,780 shares of FAHC Common Stock issued and outstanding at the Effective Time, including shares of FAHC common stock issued upon the automatic conversion of all 140,233 issued and outstanding shares of FAHC Preferred Stock into FAHC Common Stock, the Per Share Consideration will be equal to $8.00 per share.

“PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“PERSON” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PROXY STATEMENT” shall mean the proxy statement used by FAHC to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“REGULATORY AUTHORITIES” shall mean, collectively, the SEC, FINRA, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, the Florida Office of Financial Regulation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

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“Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

“SEC” means the Securities and Exchange Commission.

“SHAREHOLDERS’ MEETING” shall mean the meeting of the shareholders of FAHC to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

“SUBSIDIARIES” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“SURVIVING BANK” shall mean Harbor as the surviving bank resulting from the Bank Merger.

“SURVIVING CORPORATION” shall mean FAHC as the surviving corporation resulting from the Holding Company Merger.

“TAX” or “TAXES” shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, business receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by Law, agreement or otherwise) and (ii) interest, penalties and additions in connection therewith, in each case, for which FAHC is or may be liable (including as a result of the application of Treas. Reg. Sections 1.1502-6).

“THIRD PARTY PUBLIC EVENT” shall be deemed to occur if, prior to the event giving rise to the right to terminate the Agreement, an Acquisition Proposal shall have been made known to FAHC or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to FAHC’s Board of Directors, an intention (whether or not conditional) to make an Acquisition Proposal.

“TOTAL CONSIDERATION” shall mean $33,454,240 (based on 4,181,780 shares of FAHC Common Stock issued and outstanding at the Effective Time, including shares of FAHC Common Stock issued upon automatic conversion of all 140,233 shares of issued and outstanding FAHC Preferred Stock into FAHC Common Stock immediately prior to the Effective Time).

“U.S. ANTI-MONEY LAUNDERING LAWS” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture

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of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the Parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the Patriot Act), the Bank Secrecy Act, 31 U.S.C. § 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. § 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.

(b)        The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Allowance	Section 4.9
Bank Merger	Preamble
Bank Plan	Section 1.2
Benefit Plan	Section 4.18(a)
Burdensome Condition	Section 8.2(k)
Bust-up Fee	Section 9.2(b)
Certificates	Section 3.1(a)
Change in the FAHC Recommendation	Section 7.7(c)
Claims Letters	Section 7.21
Closing	Section 1.3
CRA	Section 4.16(c)
Effective Time	Section 1.4
Environmental Survey	Section 7.15
Examination Adjustments	Section 7.16(d)
Employment Agreement	Section 7.12(b)
End Date	Section 9.1(e)
Existing Policies	Section 7.13(c)
FDIC	Section 4.16(f)
Finance Laws	Section 4.16(e)
FAHC Adverse Finding	Section 7.5(c)
FAHC Benefit Plans	Section 4.18(a)
FAHC Contracts	Section 4.19
FAHC ERISA Plan	Section 4.18(a)
FAHC Pension Plan	Section 4.18(a)
FAHC Recommendation	Section 7.1(b)
HCBF Designee	Section 7.11(a)
HIPPA	Section4.18(l)
Holding Company Merger	Preamble
Indemnified Party	Section 7.13(a)
IRS	Section 4.18(a)
Leased Real Property	Section 4.10(f)
Material Defect	Section 7.15
Material Defect Notice	Section 7.15

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Maximum Premium	Section 7.13(c)
Mergers	Preamble
Merger Sub	Preamble
Non-Competition Agreement	Section 7.20
Notices	Section 4.12(f)
Owned Real Property	Section 4.10(f)
Participants	Section 4.18(a)
PBGC	Section 4.18(a)
Property Examination	Section 7.15
Real Property	Section 4.10(f)
Record Date	Section 3.1(a)
Regulation O	Section 4.22
Takeover Laws	Section 4.30
Termination and Release	Section 7.22
Transmittal Date	Section 3.1(a)
Unlawful Gains	Section 4.14

(c)        Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.2       EXPENSES. Except as otherwise provided or in Section 10.14, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

10.3       BROKERS AND FINDERS. Except as disclosed in Section 10.3 of the FAHC Disclosure Memorandum as to FAHC and Bank, and in Section 10.3 of the HCBF Disclosure Memorandum as to HCBF and Harbor, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FAHC, Bank or by HCBF, each of FAHC and HCBF, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

10.4       ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.13.

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10.5       AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of FAHC Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of FAHC Common Stock.

10.6       WAIVERS.

(a)        Prior to or at the Effective Time, HCBF, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FAHC, to waive or extend the time for the compliance or fulfillment by FAHC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HCBF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HCBF.

(b)        Prior to or at the Effective Time, FAHC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HCBF, to waive or extend the time for the compliance or fulfillment by HCBF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FAHC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FAHC.

(c)        The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7       ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8       NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

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FAHC or Bank:	First America Holdings Corporation 2811 Manatee Avenue West Bradenton, Florida Facsimile Number: (941) 761-7081 Attention: Daniel S. Hager

Copy to FAHC and Bank Counsel:	Smith Mackinnon, P.A. 255 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Facsimile Number: (407) 843-2448 Attention: John P. Greeley, Esq.

HCBF:	HCBF Holding Company, Inc. 2222 Colonial Road Fort Pierce, FL 34950 Facsimile Number: (772) 461-7310 Attention: Michael Brown, Sr.

Copy to HCBF Counsel:	Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 West Palm Beach, Florida 33401 Facsimile Number: (561) 655-5677 Attention: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section 10.8. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

10.9       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida, without regard to any applicable conflicts of Laws.

10.10       COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.11       CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12       INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of

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construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13       ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14       ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, Default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use Taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use Taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

10.15       SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

10.16       NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except (i) as set forth in Sections 7.12 and 7.13, (ii) if the Effective Time occurs, the right of the holders of FAHC Capital Stock to receive the Per Share Consideration payable pursuant to this Agreement, and (iii) as otherwise expressly contemplated by this Agreement.

10.17       JURISDICTION AND VENUE. The Parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each Party consents to the jurisdiction of such Florida court in any such civil action, counterclaim,

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proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

10.18       JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HCBF HOLDING COMPANY, INC.

By:	/s/ Michael Brown, Sr.
Name:	Michael Brown, Sr.
Title:	Chairman and Chief Executive Officer

FIRST AMERICA HOLDINGS CORPORATION

By:	/s/ Daniel S. Hager
Name:	Daniel S. Hager
Title:	Chief Executive Officer

FIRST AMERICA BANK

By:	/s/ Daniel S. Hager
Name:	Daniel S. Hager
Title:	Chief Executive Officer

Signature Page to

Agreement and Plan of Merger

LIST OF EXHIBITS

Exhibit Number	Description
1.	Bank Plan of Merger (Section 1.2).
2.	Form of Employment Agreement (Sections 7.12(b) and 8.2(d)).
3.	Form of Shareholder Voting Agreement (Sections 7.14 and 8.2(e)).
4.	Form of Non-Competition Agreement (Sections 7.20 and 8.2(f)).
5.	Form of Claims Letter (Sections 7.21 and 8.2(g)).
6.	Form of Termination and Release (Section 7.22 and 8.2(h)).

Exhibit 1

PLAN OF MERGER

AND MERGER AGREEMENT

Pursuant to the provisions of Section 658.42 of the Florida Statutes, the undersigned banks do hereby adopt and enter into this Plan of Merger and Merger Agreement (this “Agreement”) for the purpose of merging (the “Merger”) First America Bank, a Florida-chartered commercial bank (“Bank”), with and into Harbor Community Bank, a Florida-chartered commercial bank (“Harbor”):

(a)	The name of each constituent bank and the specific location of its main office are as follows:

1.	Harbor Community Bank

15588 SW Warfield Blvd.

Indiantown, FL 34950

The specific location of each of its branch offices is set forth on Schedule 1 attached hereto.

2.	First America Bank

2811 Manatee Avenue West

Bradenton, Florida 34205

The specific location of each of its branch offices is set forth on Schedule 2 attached hereto.

(b)	With respect to the resulting state bank:

1.	The name and the specific location of the proposed main office are:

Harbor Community Bank

15588 SW Warfield Blvd.

Indiantown, FL 34950

The name of each of its branch offices will be Harbor Community Bank. The specific location of each of its existing and proposed branch offices is set forth on Schedule 3 attached hereto.

2.	The name and address of each director who is to serve until the next meeting of the shareholders at which directors are elected are set forth on Schedule 4 attached hereto.

3.	The name and address of each executive officer are set forth on Schedule 5 attached hereto.

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4.	The resulting bank will have a single class of common stock, par value $1.00 per share (“Resulting Bank Common Stock”), consisting of 10,000,000 authorized shares, of which ____ will be outstanding. The amount of the surplus fund will be $________ and the amount of retained earnings will be $________.

5.	The complete articles of incorporation under which the resulting bank will operate are attached hereto as Schedule 6.

(c)	The terms for the exchange of shares of the constituent banks are as follows:

1.	At the Effective Time (as defined below), each issued and outstanding share of the common stock of Bank, par value $5.00 per share, shall, by virtue of the Merger and without any action by the holder thereof, be extinguished. At the Effective Time, each of the _____ issued and outstanding shares of the common stock of Harbor, par value $1.00 per share, shall continue to be outstanding and held by HCBF Holding Company, Inc., a Florida corporation, and shall constitute all of the issued and outstanding Resulting Bank Common Stock.

2.	The “Effective Time” shall mean 11:59 p.m. on the date requested by Harbor, as soon as practicable after the delivery of this Agreement and certified resolutions to the Florida Office of Financial Regulation (the “Office”).

(d)	This Agreement is subject to approval by the Office and by the shareholders of Bank and Harbor.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the ___ day of ___________________.

Harbor COMMUNITY BANK

By:
Name:	Michael Brown, Sr.
Title:	Chairman

FIRST AMERICA Bank

By:
Name:	Daniel S. Hager
Title:	Chief Executive Officer

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Exhibit 2

EMPLOYMENT AGREEMENT

_________, 2014

_____________________

2811 Manatee Ave.

West Bradenton, FL 34205

Delivered by email: ______________________

Re:	Employment Agreement Dear _____________:

This letter (the “Agreement”) states the terms and conditions of your employment by Harbor Community Bank (the “Bank”) as our __________________________. The Bank and you hereby agree to the following terms and conditions.

1.        Duties. Subject to the terms of this Agreement , during the Term (as defined in Section 3 below), you will be an officer of the Bank, and will in that capacity report directly to the ______________. You will be expected to devote substantially all of your time and efforts during normal business hours to the business and affairs of the Bank, and a more complete job description will follow.

2.        Effective Date. This Agreement shall become effective upon satisfaction of the later of the following conditions precedent: (a) the consummation of the purchase and assumption contemplated by that certain Purchase and Assumption Agreement by and among First American Bank and Harbor Community Bank, dated as of __________ (the “Purchase and Assumption Agreement”), or (b) confirmation from federal and state banking regulators that each have no objection to your employment in the capacity indicated by this Agreement, which confirmation may be indicated by such regulators’ approval of the transactions contemplated by the Purchase and Assumption Agreement without objection to your employment pursuant to the terms hereof (the “Effective Date”). If both conditions precedent do not occur on or before __________, this Agreement shall become null and void. In addition, this Agreement shall become null and void at any earlier date if the Purchase and Assumption Agreement is terminated in accordance with Section 11 thereof.

3.        Term of Employment.   The term of your employment under this Agreement shall commence on the Effective Date and run until the ______ anniversary of the Effective Date, unless sooner terminated in -accordance with the terms of this Agreement (the “Term”). If the Agreement expires on the ________ anniversary of the Effective Date, but you continue to provide services to the Bank as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

4.        Working Facilities.   Your principal place of employment shall be at the Bank’s

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offices in West Florida. Precise location to be determined.

5.        Compensation; Benefit Plans.

5.1         Base Salary. Your initial annual base salary for the first year of employment shall be ________________ Dollars ($___________) per annum. Thereafter, the base salary shall be subject to increase by the Bank consistent with the annual compensation review process. Your base salary shall be paid to you at periodic intervals in accordance with the Bank’s payroll policies for salaried employees.

5.2         Expenses. The Bank agrees to reimburse you for all reasonable expenses incurred by you on behalf of the Bank in the course of your duties hereunder (including, without limitation, mileage reimbursement for business use of your vehicle) upon your presentation of appropriate vouchers therefor, all in accordance with the Bank’s then existing policies.

5.3         Participation in Benefit Plans.  During the Term, you will be entitled to participate in all benefit plans and programs for which all of the Bank’s officers are or shall become eligible, including, but not limited to, health, life, dental and vision insurance, to the extent permissible under the provisions of any such plan or program.

5.4         Vacation. As an officer, you will be entitled to four (4) weeks paid vacation each calendar year during the Term beginning in 2016; with respect to calendar year 2015, you will be entitled to whatever accrued but unused vacation you have from First American Bank as of the Effective Time (as defined in the Merger Agreement), but not to exceed four (4) weeks.

6.        Termination of Employment.

6.1         By the Bank. The Bank may, upon thirty (30) days’ written notice to you, your guardian, or similar court appointed caretaker, as the case may be, terminate your employment hereunder for “Disability”, or “Cause” (as defined in Section 6.3), or for any other or no reason; except that a termination for “Cause” may be effective immediately upon written notice.

6.2         By You. You may voluntarily terminate your employment hereunder at any time by thirty (30) days’ written notice to the Retail Banking Director.

6.3         Definitions: Disability: Date of Termination; Cause. For purposes of this Agreement, (a) “Disability” shall mean your inability to perform your essential duties hereunder for a consecutive period of ninety (90) days, or for an aggregate of one hundred and twenty (120) days in any consecutive twelve (12) month period, due to a physical or mental illness; (b) “Date of Termination” shall mean the second anniversary of the Effective Date (unless employment continues thereafter on an “at will” basis), the date set forth in the written notices described in Sections 6.1 or 6.2 as the effective date of termination of employment hereunder, or, in the case of termination due to your death, the date of death; and (c) “Cause” shall mean termination because of your personal dishonesty, willful misconduct, breach of fiduciary duty, repeated failure to perform stated duties, conviction

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for, or the entering by you of a plea of nolo contendere with respect to, a criminal offense, violation of any other law, rule, or regulation (other than traffic violations or similar offenses) or final removal and prohibition order or final cease-and-desist order, material breach of any provision of this Agreement, the request by a federal or state regulatory agency that your employment be terminated or that you be removed from an office held with the Bank, or any event that would make you ineligible for employment by an insured depository institution under Section 19 of the Federal Deposit Insurance Act, as amended.

7.        Compensation Upon Termination of Employment.

7.1         Termination for Cause, Certain Resignations, Expiration of Term, Disability or Death. If, during the Term, (a) your employment hereunder is terminated by the Bank for Cause, or

(b)        you terminate your employment for reasons other than a breach of this Agreement by the Bank, or

(c)        your employment terminates upon the second anniversary of the Effective Date, the Bank shall pay to you your then base salary for the period through the Date of Termination at the annual rate then in effect and the Bank shall have no further obligations to you hereunder. If your employment hereunder is terminated by the Bank for Disability or by reason of your death, (i) the Bank shall pay to you, your guardian, or similar court appointed caretaker of your estate, as the case may be, your then base salary for the period through the Date of Termination at the annual rate in effect, plus earned but unused vacation time, and (ii) you, your guardian, or similar court appointed caretaker of your estate, as the case may be, shall have the right to exercise vested (but unexercised) stock options in accordance with the provisions of the 2010 Stock Incentive Plan of HCBF Holding Company, Inc. (“HCBF”), and neither HCBF nor the Bank shall have any further obligations to you.

7.2         Other. If, during the Term, (a) you terminate your employment by the Bank due to a breach of this Agreement by the Bank, or (b) your employment hereunder is terminated by the Bank without Cause, the Bank shall pay you as liquidated damages and in complete satisfaction of all obligations of HCBF or the Bank to you (i) your accrued base salary as provided in Section 5.1 hereof then in effect through the Date of Termination, plus earned but unused vacation time, (ii) continue to pay you at the annual rate of your then base salary, payable in the same periodic intervals as the Bank normally pays its employees pursuant to its payroll policies, for a period commencing on the date immediately following the Date of Termination and expiring on the second anniversary of the Effective Date, and (iii) you shall have the right to exercise vested (but unexercised) stock options in accordance with the provisions of the 2010 Stock Incentive Plan of HCBF Holding Company, .Inc. (“HCBF”), and neither HCBF or the Bank shall have any further obligations to you.

7.3         Regulatory Restriction.  Notwithstanding anything in this Agreement to the contrary, the Bank shall not have any obligation to make any payment, to take any action, or to agree to make or take any action that the Bank reasonably believes would violate any applicable law, regulation (including 12 C.F.R. Part 359), or regulatory guidance or directive.

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8.        Non-Solicitation and Non-Competition.

8.1         Legitimate Business Interests. You acknowledge and agree that in the performance of your duties of employment with the Bank, you will be in contact with customers, potential customers and/or information about customers or potential customers of the Bank either in person, through the mails, by telephone or by other electronic means. You also acknowledge and agree that trade secrets and Confidential Information (as defined in Section 9 below) of the Bank that will be gained by you during your employment with the Bank, have been developed by the Bank through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Bank. You further understand, acknowledge and agree that the foregoing makes it necessary for the protection of the Bank’s businesses that you not divert business or customers from the Bank and that you maintain the confidentiality and integrity of the Confidential Information as provided in this Agreement.

8.2         Nonsolicitation. You shall not, at any time during the Restricted Period (as defined in Section 8.6 below), directly or indirectly, contact or proposition, or otherwise attempt to induce, nor accept the initiative of a third party in such regard, alone or by combining or conspiring with a third party, any agents, consultants, representatives, contractors, vendors, suppliers, distributors, manufacturers, clients, customers or other business contacts of the Bank to terminate or modify their relationship with, or compete against, the Bank.

8.3         Noncompetition. You shall not, at any time during the Restricted Period, directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other entity, own, manage, operate, control, conduct or assist in any way any business competing with the Bank in the Restricted Territory. For purposes of this Agreement, “Restricted Territory” shalt mean within twenty (20) miles of any county currently served by First American Bank. For purposes of this Agreement, “compete” or “competing” shall mean any situation where you: (a) enter into, engage in, become an employee of or acquire an ownership of more than two percent (2%) of any business that competes with the Bank’s businesses in the Restricted Territory; (b) directly or indirectly solicit, divert, entice, or accept any customers, clients, business patronage or orders from any customers or clients on behalf of any person (including yourself) or entity, that competes with the Bank’s businesses; (c) directly or indirectly solicit, divert, entice, or take away any potential customer identified, selected or targeted by the Bank with whom you have had contact, involvement or responsibility during your employment with the Bank, or attempt to do so, for the sale of any product or service that is the same as, similar to, or a substitute for, any product or service offered by the Bank’s businesses; and/or (d) promote or assist, financially or otherwise, any person or entity, engaged in any business that is the same as, similar to, or a substitute for, any product or service offered by the Bank’s businesses.

8.4         No Inducement of Bank Employees. Except in the course of your employment with the Bank, or with the prior written approval of the Board of Directors of the Bank, you shall not, during the Restricted Period, in any way directly or indirectly (a) induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire

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with, any of the employees of the Bank to terminate his or her employment with or to compete against the Bank in any capacity in the Restricted Territory, and/or (b) hire, attempt to hire, or cause to be hired any person or persons who to your best knowledge was employed by the Bank at any time during the period commencing twelve (12) months prior to such termination.

8.5         Permitted Investments. Nothing in this Agreement shall be deemed to prevent you from acquiring and owning, solely as an investment, up to two percent (2%) of the total number of shares outstanding of any other publicly-traded depository institution, bank holding company or savings and loan holding company, so long as you are not a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer.

8.6         Restricted Period. For the purposes of this Agreement, “Restricted Period” means the period from the Effective Date through the first anniversary of the Effective Date.

9.        Confidential Data. You recognize and acknowledge that the customer list, vendor list, shareholder list, contracts, programs, trade secrets, financial data, future plans, records and other information as they may exist from time to time relating to the operation of HCBF, the Bank, subsidiaries or profit centers undertaken by HCBF, the Bank or any of their affiliates (collectively “Confidential Information”) are valuable, special and unique assets of the Bank. At no time during or after the Term will you disclose any such Confidential Information, or any part thereof, to any person, corporation, association or other entity for any reason or purpose whatsoever, except as may be necessary in the performance of your duties hereunder or to your attorney in conjunction with litigation or as may be required by applicable laws or the determination by any duly constituted administrative agency. In the event of a breach or threatened breach by you of the provisions of this Section, the Bank, any subsidiaries or any of their affiliates shall be entitled to an injunction restraining you from disclosing in whole or in part, such Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Bank or its subsidiaries or any of their affiliates from pursuit of any other remedies available to them for such breach or threatened breach, including recovery of damages from you.

10.       Miscellaneous. This Agreement may not be modified or amended, and no provision hereof may be waived, except by an instrument in writing signed by the parties hereto. This Agreement has been executed and delivered in the State of Florida, and its validity, interpretation, performance, and enforcement shall be governed by the internal laws of Florida, except to the extent such laws are superseded by applicable federal law. This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder but shall be binding upon and inure to the benefit of any successor or assign of the Bank and the heirs, executors, administrators and legal and personal representatives of your estate. Section headings are for convenience only and, being no part of this Agreement, shall not be used to interpret or modify the same. This Agreement represents our entire understanding with respect to .the subject matter of this Agreement, and supersedes all other discussions.

11.       Notices. Notices must be in writing and delivered by certified mail return receipt,

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a recognized national overnight courier service or by facsimile to:

If to the Bank:	If to you:
Harbor Community Bank	[_________________]
2222 Colonial Road, Suite 100
Fort Pierce, FL 34950
Attention: Robin Moorman.
Facsimile: (772) 461-7310

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

12.       Regulatory Approval. You and the Bank acknowledge that this Agreement or portions thereof may be subject to approval by or consent of bank regulatory authorities. If any required regulatory approval or consent is not obtained with respect to a portion of this Agreement, the parties agree that such portion of the Agreement shall be null and void, but the remainder of this Agreement shall not be invalidated thereby.

13.       Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies· which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

14.       Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

15.       Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the

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successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which s·.1ch party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost ·and expenses billed by the attorney to the prevailing party.

THE PROVISIONS OF SECTIONS 6, 7, 9, 10, 11, 12, 13, 14 and 15 SHALL SURVIVE THE TERM

If the foregoing accurately states the terms of our understanding, please sign this letter in the space provided below to so indicate, whereupon this letter shall become a binding agreement between us.

Very truly yours,

Harbor Community Bank

By:

Michael J. Brown, Jr.

Accepted and Agreed to this day _______________

__________________________________________

_____________________________________________

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Exhibit 3

SHAREHOLDER VOTING AGREEMENT

THIS SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2014, by and between the undersigned (the “Shareholder”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).

RECITALS

The Shareholder is a current member of the Board of Directors of either First America Holdings Corporation, a Florida corporation (“FAHC”), or First America Bank, a Florida chartered commercial bank (“Bank”), and is the beneficial owner of the number of shares of FAHC Common Stock and FAHC Preferred Stock set forth on the signature page hereto (collectively, the “Shares”). The Shareholder has agreed to enter into this Agreement with HCBF to induce HCBF to enter into the Agreement and Plan of Merger, dated October 14, 2014 (the “Merger Agreement”) with FAHC and Bank. Under the terms of the Merger Agreement, FAHC will be acquired by HCBF pursuant to the merger of (i) Merger Sub with and into FAHC (the “Holding Company Merger”) and (ii) Bank with and into a Florida-chartered bank subsidiary of HCBF, Harbor Community Bank (the “Bank Merger”) (collectively, the “Mergers”). All outstanding shares of FAHC Capital Stock will be converted into and exchanged for cash.

The Shareholder has an economic interest in FAHC and will derive substantial and material benefits from the closing of the transactions contemplated by the Merger Agreement. The Shareholder desires to enter into this Agreement with HCBF for the consideration set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.           Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

2.           Voting.

(a)        The Shareholder shall, at any Shareholder Meeting, however called, or in connection with any written consent of the shareholders of FAHC, vote (or cause to be voted) all Shares then held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the sole right to vote or direct the voting of such Shares) and use his or her reasonable best efforts to vote (or cause to be voted) all Shares then held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the shared right to vote or direct the voting of such Shares) (i) in favor of the Mergers, and (ii) against any Acquisition Proposal for which HCBF or its Affiliates is not the acquiring entity (a “Competing Transaction”) and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of FAHC or Bank under the Merger Agreement or which would result in any of the conditions set forth in ARTICLE 8 (Conditions Precedent to Obligations to Consummate) of the Merger Agreement not being fulfilled.

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(b)        The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of HCBF, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that HCBF may decline to consent to any such transfer if the Person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement but will consent to any such transfer if the Person acquiring such Shares agrees to take such Shares subject to the terms of this Agreement), (ii) enter into any option or other contract with respect to any transfer of any or all of such Shares or any interest therein except as permitted in clause (i) of this Subsection, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares except to vote the Shares in accordance with the terms of this Agreement, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any Material respect or in any way restrict, limit or interfere in any Material respect with the performance of the Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

(c)        Shareholder hereby agrees that the Shareholder (i) shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of FAHC or any FAHC subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than HCBF or any Affiliate or associate of HCBF) concerning any Competing Transaction, (ii) upon execution of this Agreement, will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Competing Transaction, and (iii) will immediately communicate to HCBF the terms of any Competing Transaction (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Competing Transaction or inquiry which the Shareholder may receive.

(d)        Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and Material with respect to all filings made by such party with any governmental authority in connection with this Agreement and the transactions contemplated by this Agreement and the Merger Agreement.

(e)        To the fullest extent permitted by applicable Law, the Shareholder hereby waives any rights of appraisal or rights to dissent from the Mergers that the Shareholder may have.

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3.           Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to HCBF as follows:

(a)        The Shareholder is the record and beneficial owner of the Shares. Such Shares constitute all of the shares owned of record and beneficially owned by the Shareholder on the date of this Agreement. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)        The Shareholder has the power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated thereby.

(c)         (i) No filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary for the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby and the compliance by the Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of the Shareholder to perform the Shareholder’s obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to the Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license or other contract of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound or (C) violate any order or Law applicable to the Shareholder or any of the Shareholder’s properties or assets.

(d)        Except as permitted by this Agreement or as set forth on Exhibit A to this Agreement, the Shares beneficially owned by the Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever,

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except for any such Liens or proxies arising hereunder and except for Liens created prior to the date hereof with respect to which the obligations secured thereby are not currently in default.

4.        Stop Transfer. The Shareholder shall request that FAHC not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by the Shareholder, unless such transfer is made in compliance with this Agreement.

5.        Termination. This Agreement shall terminate, and neither the Shareholder nor HCBF shall have any further rights or obligations hereunder, upon the earliest of (a) the Effective Time or (b) the termination of the Merger Agreement. The representations and warranties of the Shareholder shall not survive the termination of this Agreement.

6.        Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

7.        Entire Agreement. This Agreement and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.

8.        Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

9.        Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, estates, other legal representatives, heirs and permitted assigns, whether so expressed or not.

10.       Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

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If to Shareholder:	With a copy to:
[_______________________]	[_______________________]
[_______________________]	[_______________________]
[_______________________]	[_______________________]
Facsimile Number:
[___________________]	Attn: [________________]

If to HCBF:	With a copy to:

HCBF Holding Company, Inc.	Gunster, Yoakley & Stewart, P.A.
2222 Colonial Road	777 South Flagler Drive, Suite 500
Fort Pierce, FL 34950	West Palm Beach, Florida 33401
Facsimile Number: (772) 461-7310	Facsimile Number: (561) 655-5677
Attn: Michael Brown, Sr.	Attn: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

11.       Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

12.       Waivers. The failure or delay of HCBF at any time to require performance or observance by the Shareholder of any provision of this Agreement, even if known, shall not affect the right of HCBF to require performance or observance of that provision or to exercise any right, power or remedy hereunder. Any waiver by HCBF of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision by the Shareholder, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

13.       Third Parties. Unless expressly stated herein to the contrary, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies hereunder or by reason of this Agreement on any Persons other than the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that any subsidiary or

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other affiliate of HCBF may enforce the terms and provisions of this Agreement for the benefit of HCBF or its subsidiaries or affiliates. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

14.       Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

15.       Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost and expenses billed by the attorney to the prevailing party.

16.       Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No singular or partial exercise by any party of any right, power or remedy herein shall preclude any other or further exercise thereof.

17.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

18.       Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without giving effect to principles of conflict of laws.

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19.       Independence of Claims. The covenants and obligations of the Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Shareholder, on the one hand, and HCBF or any of its subsidiaries, on the other.

20.       Acquisition Proposal. Notwithstanding the provisions of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with a Change in the FAHC Recommendation pursuant to Section 7.7(d) of the Merger Agreement, provided that FAHC has complied with the terms and conditions of Section 7.7 of the Merger Agreement.

21.       JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Name:

No. of Shares of FAHC Common Stock:  ______________________

No. of Shares of FAHC Preferred Stock: ______________________

HCBF HOLDING COMPANY, INC.

By:
Name:	Michael Brown, Sr.
Title:	Chairman and Chief Executive Officer

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Exhibit 4

NON-COMPETITION AND NON- SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2014, by and between the undersigned director (“Director”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).

RECITALS

The Director is a current member of the Board of Directors of either First America Holdings Corporation, a Florida corporation (“FAHC”) or First America Bank, a Florida chartered commercial bank (“Bank”). The Director has agreed to enter into this Agreement with HCBF to induce HCBF to enter into Agreement and Plan of Merger, dated October 14, 2014 (the “Merger Agreement”) with FAHC and Bank. Under the terms of the Merger Agreement, FAHC will be acquired by HCBF pursuant to the merger of (i) FAHC with a wholly owned subsidiary of HCBF and subsequent liquidation of the surviving entity (the “Holding Company Merger”) and (ii) Bank with and into Harbor Community Bank, a Florida chartered bank subsidiary of HCBF (the “Bank Merger”) (collectively, the “Mergers”). All outstanding FAHC Common Stock, including shares of FAHC Preferred Stock which will automatically convert to FAHC Common Stock immediately prior to the Effective Time, will be converted into and exchanged for cash; and

The Director has an economic interest in FAHC and will derive substantial and material benefits from the closing of the transactions contemplated by the Merger Agreement. The Director desires to enter into an agreement of non-competition with HCBF for the consideration set forth in the Merger Agreement.

NOW THEREFORE, for and in consideration of the consideration described in the Merger Agreement and the mutual covenants and agreements hereinafter set forth which are deemed to be made for the purpose of inducing HCBF to enter into the transaction contemplated by the Merger Agreement, the parties agree as follows:

1.           Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement

2.           Acknowledgments of Director. The Director acknowledges, understands and agrees that:

(a)        the Director has the full power and capacity to execute and deliver this Agreement and to make the acknowledgments, agreements, representations and warranties herein and to perform the Director’s obligations hereunder;

(b)        the agreements and covenants the Director is providing in this Agreement are reasonable and necessary to HCBF’s protection of its legitimate interests in the transactions contemplated by the Merger Agreement;

(c)        the Director may possess certain knowledge of the business operations of FAHC and such knowledge may be required to ensure the effective and successful conduct of the business of HCBF and its subsidiaries, the Director may have access to trade secrets and

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confidential business methods, plans and practices considered confidential by FAHC, this information may have commercial value in the business in which HCBF and its subsidiaries will be engaged after the consummation of the transaction contemplated by the Merger Agreement, HCBF will be irreparably damaged and its investment in the transaction contemplated by the Merger Agreement Materially impaired if the Director were to enter into an activity competing or interfering with the business of HCBF and its subsidiaries in violation of the terms of this Agreement or if the Director were to disclose or make unauthorized use of any confidential information concerning the business of FAHC, except as provided in Section 4; and

(d)        the scope and length of the term of this Agreement and the geographical restrictions contained herein are fair and reasonable and not the result of overreaching, duress or coercion of any kind and the Director’s full, uninhibited and faithful observance of each of the agreements and covenants contained in this Agreement will not cause the Director any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in this Agreement will not impair the Director’s ability, if the Director so desires, to obtain employment commensurate with the Director’s abilities and on terms fully acceptable to the Director or otherwise obtain income required for the comfortable support of the Director and the Director’s family and the satisfaction of the needs of the Director’s creditors.

3.            Non-Competition

(a)        Director shall not, after the Effective Time of the Holding Company Merger or at any time during the two-year period thereafter (the “Restricted Period”), directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other entity, own, manage, operate, or control, in any way any business competing with any of the HCBF Entities in the Restricted Territory.

(b)        For purposes of this Agreement, “Restricted Territory” shall mean the territory which consists of the total of: (1) Manatee, Sarasota, Charlotte and Lee Counties in Florida, and (2) within twenty (20) miles of any branch, office or other location of any HCBF Entity at any time during the Restricted Period.

(c)        For purposes of this Agreement, “compete” or “competing” shall mean any situation where the Director: (w) enters into, engages in, becomes an employee of or acquires an ownership of more than two percent (2%) of any business that competes with any of the HCBF Entities’ businesses in the Restricted Territory; (x) directly or indirectly solicits, diverts, entices, or accepts any customers, clients, business patronage or orders from any customers or clients of any of the FAHC Entities’ businesses on behalf of any person (including Director) or entity that competes with any of the HCBF Entities’ businesses; (y) directly or indirectly solicits, diverts, entices, or takes away any potential customer identified, selected or targeted by any HCBF Entity with whom the Director has had contact, involvement or responsibility during Director’s employment or affiliation with any FAHC Entity, or attempts to do so, for the sale of any product or service that is the same as, similar to, or a substitute for, any product or service offered by any of the HCBF Entities’ businesses; and/or (z) promotes or assists, financially or otherwise, any person or entity, engaged in any business that is the same as,

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similar to, or a substitute for, any product or service offered any of the HCBF Entities’ businesses.

(d)        Notwithstanding any other provision, this Agreement shall not preclude or prohibit the Director from providing professional non-banking services to any business competing with any of the HCBF Entities in the Restricted Territory provided that such services are in accordance with the services regularly provided by the Director to other businesses including, but not limited to, the provision of legal services.

4.           Non-Interference. The Director covenants and agrees that the Director will not, for a period of two (2) years after the effective time of the Holding Company Merger, (i) interfere with HCBF’s business by soliciting, inducing, attempting to solicit or induce, by combining or conspiring with, or attempting to do so, or in any other manner, to influence in the first instance any associates, officers, directors, agents, consultants, or representatives (collectively, the “Business Affiliates”) of HCBF or any of its subsidiaries to terminate the Business Affiliate’s position as an employee, officer, director, agent, consultant, or representative of HCBF or any of its subsidiaries as such in order to become an employee, officer, director, agent, consultant, or representative, to or for any company with which the Director is associated in any way or to compete with HCBF or any of its subsidiaries, (ii) induce or attempt to induce any third party to terminate or Materially and adversely modify its relationship with HCBF or any of its subsidiaries after the date hereof, or (iii) in any other manner interfere with, disturb, disrupt, decrease, or otherwise jeopardize HCBF’s business relationships.

5.            Confidentiality. The Director covenants and agrees that the Director will not, for a period of two (2) years after the effective time of the Holding Company Merger, disclose any information concerning FAHC’s or HCBF’s methods of operation, advertising, publicity, training, business, prospects, clients or contacts, or any other information relating or useful to FAHC’s or HCBF’s business; provided, however, that such information may be disclosed (i) to third parties if such information was then generally known to the public; (ii) to third parties if such information became known to the public through no fault of the Director or any of the Director’s agents or representatives; or (iii) as required by law.

6.            Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

7.            Entire Agreement. This Agreement, the Merger Agreement, and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.

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8.        Survival. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger Agreement.

9.        Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

10.       Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, estates, other legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

11.       Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Director:	[_______________________]
[_______________________]
[_______________________]

With a copy to:	[_______________________]

[_______________________]
[_______________________]
Facsimile Number: [__________________ ]
Attn: [_______________________]

If to HCBF:	HCBF Holding Company, Inc.
2222 Colonial Road
Fort Pierce, Florida 33432
Facsimile Number: (772) 461-7310
Attn: Michael Brown, Sr.

With a copy to:	Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500
West Palm Beach, Florida 33401
Facsimile Number: (561) 655-5677
Attn: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

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12.       Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

13.       Waivers. The failure or delay of HCBF at any time to require performance or observance by the Director of any provision of this Agreement, even if known, shall not affect the right of HCBF to require performance or observance of that provision or to exercise any right, power or remedy hereunder. Any waiver by HCBF of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision by the Director, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

14.       Third Parties. Unless expressly stated herein to the contrary, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies hereunder or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that any subsidiary or other affiliate of HCBF may enforce the terms and provisions of this Agreement for the benefit of HCBF or its subsidiaries or affiliates. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

15.       Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

16.       Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or

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prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost and expenses billed by the attorney to the prevailing party.

17.       Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No singular or partial exercise by any party of any right, power or remedy herein shall preclude any other or further exercise thereof.

18.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

19.       Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

20.       Independence of Claims. The covenants and obligations of the Director set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Director, on the one hand, and HCBF or any of its subsidiaries, on the other. The existence of any claim or cause of action by Director against HCBF or any of its subsidiaries shall not constitute a defense to the enforcement of the covenants and obligations of the Director under this Agreement against the Director.

21.       JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY

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ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Director Name:

HCBF HOLDING COMPANY, INC.

By:
Name:
Title:

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Exhibit 5

CLAIMS LETTER

____________________

HCBF Holding Company, Inc.

2222 Colonial Road

Fort Pierce, FL 34950

Attention: Michael Brown, Sr.

Re:	First America Holdings Corporation

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of October 14, 2014 (the “Merger Agreement”), by and among First America Holdings Corporation (“FAHC”), First America Bank (“Bank”), and HCBF Holding Company, Inc. (“HCBF”). Capitalized terms not defined herein shall have the meanings ascribed in the Merger Agreement.

Concerning claims which the undersigned may have against FAHC or any of its subsidiaries in my capacity as an officer, director, employee, partner or Affiliate of FAHC or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, I hereby affirm the following in each and every such capacity of the undersigned:

1.           Claims. The undersigned does not have, and is not aware of, any claims the undersigned might have against any FAHC Entity, except for (i) compensation for services rendered that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment which have been disclosed in writing to HCBF on or prior to the date of the Merger Agreement, (ii) contract rights, under loan commitments and agreements between the undersigned and a FAHC Entity, specifically limited to possible future advances in accordance with the terms of such commitments or agreements, and (iii) certificates of deposits, consistent with and subject to the terms and conditions of the Merger Agreement.

2.            Releases. The undersigned hereby releases and forever discharges HCBF, FAHC, and their respective directors, officers, associates, agents, attorneys, representatives, subsidiaries, partners, affiliates, controlling persons and insurers, and their respective successors and assigns, and each of them, (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of

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business consistent with past practice or other contract rights relating to severance and employment which have been disclosed in writing to HCBF on or prior to the date of the Merger Agreement, (ii) contract rights, under loan commitments and agreements between the undersigned and a FAHC Entity, specifically limited to possible future advances in accordance with the terms of such commitments or agreements, (iii) certificates of deposit, consistent with and subject to the terms and conditions of the Merger Agreement (individually a “Claim,” and collectively, the “Claims”), and (iv) consideration and benefits to be received by the undersigned pursuant to the terms of the Merger Agreement and any obligations to be performed by and FAHC Entity or HCBF pursuant to the Merger Agreement. The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3.            Indemnity. The undersigned shall indemnify and hold harmless, to the fullest extent permitted by law, the Releasees from and against any and all Claims which are released hereby and all claims, damages, losses, liabilities, actions and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising from, out of, or in connection with the breach, performance or nonperformance of any representation or obligation of the undersigned hereunder or any action or proceeding in respect thereof.

4.            Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

5.            Miscellaneous

(a)        This Claims Letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

(b)        This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)        This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releases and their respective heirs, legal representatives, successors and assigns.

(d)        This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Releasees, it being the express understanding of the undersigned and the Releases that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

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(e)        The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(f)        This Claims Letter is effective when signed by the undersigned and delivered to HCBF and acknowledged by HCBF, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

(g)        If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Claims Letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Claims Letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)        IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(i)        The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Claims Letter occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Claims Letter shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each party

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consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Claims Letter, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

On behalf of HCBF Holding Company, Inc., I hereby acknowledge receipt of this Claims Letter as of this ___ day of ____________________________.

HCBF HOLDING COMPANY, INC.

By:
Name:
Title:

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Exhibit 6

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”), dated as of October 14, 2014, is made and entered into by and among First America Bank, a Florida chartered commercial bank (the “Bank”), HCBF Holding Company, Inc., a Florida corporation (“HCBF”), and _________________________ (the “Executive”).

WHEREAS, prior to the merger (the “Merger”) of the Bank with and into Harbor Community Bank, a Florida chartered commercial bank (“Harbor), pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”) by and among HCBF, First America Holdings Corporation, a Florida corporation (“FAHC”), and the Bank, of even date herewith, Executive and the Bank elect to terminate the employment agreement (the “Employment Agreement”) by and between the Bank and Executive;

WHEREAS, the execution and delivery of this Agreement is a condition to close the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, as consideration for Executive to enter into this Agreement, HCBF agrees to pay Executive the change of control payment to Executive set forth on Appendix A to this Agreement; and

WHEREAS, Executive agrees to relinquish all other amounts payable under the Employment Agreement, including any amount payable upon a change of control.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties to this Agreement agree as follows:

1.            Change of Control Payment. Subject to and immediately upon the occurrence of the Effective Time (as that term is defined in the Merger Agreement), HCBF shall pay the Executive the change of control payment set forth in Appendix A to this Agreement (the “Change of Control Payment”). Such payment shall satisfy the full amount of all amounts owed under the Employment Agreement related to a change of control of FAHC or the Bank.

2.            Termination of Employment Agreement. Subject to and immediately upon the occurrence of the Effective Time, the Employment Agreement and all of the respective rights and obligations of each party (as applicable) to the Employment Agreement shall automatically be deemed terminated and forever discharged. Executive acknowledges and agrees that there are no amounts payable by the Bank, HCBF or by any other party to Executive in respect of the terminated Employment Agreement.

3.            Releases.

(a)        Release by Executive. Subject to and immediately upon the occurrence of the Effective Time, Executive shall be deemed to have released, discharged and indemnified, and does hereby release, discharge and agree to indemnify and hold harmless FAHC, the Bank, HCBF, Harbor, and each of their respective shareholders, directors, officers, agents, employees, attorneys, subsidiaries, affiliates, successors and assigns (the persons and entities so released,

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discharged and indemnified, collectively, the “Executive Released Parties”) from and against all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or equity, which Executive and his heirs, assigns and legal representatives ever had, now have, or hereafter can, shall or may have against any of the Executive Released Parties for, upon, or by reason of any matter, cause or thing whatsoever relating to the Employment Agreement.

(b)        Release by the Bank. Subject to and immediately upon the occurrence of the Effective Time, the Bank shall be deemed to have released, discharged and indemnified, and does hereby release, discharge and agree to indemnify and hold harmless, Executive and his or her heirs, assigns, and legal representatives (the persons and entities so released, discharged and indemnified, collectively, the “Bank Released Parties”) from and against all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or equity, which the Bank and its shareholders, directors, officers, agents, employees, attorneys, subsidiaries, affiliates, successors and assigns ever had, now have, or hereafter can, shall or may have against any of the Bank Released Parties for, upon, or by reason of any matter, cause or thing whatsoever relating to the Employment Agreement.

4.            Termination. In the event that the Merger Agreement is terminated pursuant to Section 9.1 of the Merger Agreement, then this Agreement shall terminate.

5.            Miscellaneous.

(a)        Entire Agreement. This Agreement and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.

(b)        Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

(c)        Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

(d)        Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action,

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counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

(e)        Expenses. Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

(f)        Attorneys’ Fees. In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

(g)        Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

(h)        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(i)        Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, estates, other legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

(j)        Applicable Law. Notwithstanding anything in the Agreement, neither the Bank nor HCBF nor any of their respective shareholders, directors, officers, agents, employees, attorneys, subsidiaries, affiliates, successors and assigns will be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to Federal banking regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over the Bank or HCBF or any of its affiliates or subsidiaries.

(k)        JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES

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OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

EXECUTIVE:

FIRST AMERICA BANK

By:
Name:
Title:

HCBF HOLDING COMPANY, INC.

By:
Name:
Title:

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